UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

     Filed by the Registrant [x]
     Filed by a Party other than the Registrant [ ]

Check the appropriate box:

        [  ] Preliminary Proxy Statement
[  ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[  ] Definitive Additional Materials
[  ] Soliciting Material Pursuant to Rule 240.14a-12

                                             STIFEL FINANCIAL CORP.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

        [X]     No fee required
[  ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)             Title of each class of securities to which transaction applies:

2)             Aggregate number of securities to which transaction applies:

3)             Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)             Proposed maximum aggregate value of transaction:

5)             Total fee paid:

[ ] Fee paid previously with preliminary materials.

o  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

            (1)   Amount Previously Paid:

            (2)   Form, Schedule or Registration Statement No.:

            (3)   Filing Party:

            (4)   Date Filed:

STIFEL FINANCIAL CORP.
One Financial Plaza
501 North Broadway
St. Louis, Missouri 63102-2102

(314) 342-2000

April 27, 2009

To the Stockholders of Stifel Financial Corp.:

Dear Stockholder:

We cordially invite you to attend Stifel Financial Corp.'s annual stockholders' meeting.  The meeting will be held on Wednesday, June 3, 2009, at 11 a.m. on the 2nd Floor, One Financial Plaza, 501 North Broadway, St. Louis, Missouri.

At the meeting, stockholders will vote on a number of important matters.  Please take the time to carefully read each of the proposals described in the attached proxy statement.

Thank you for your support of Stifel.

This proxy statement and the accompanying proxy card are
being mailed to Stifel stockholders beginning on or about April 27, 2009.

Sincerely,
/s/Ronald J. Kruszewski
Ronald J. Kruszewski
Chairman of the Board and Chief Executive Officer

 YOUR VOTE IS IMPORTANT

Even if you plan to attend the meeting in person, we urge you to promptly vote your shares by dating, signing and returning the enclosed proxy card in the enclosed postage-paid return envelope.

- i -

- ii -

STIFEL FINANCIAL CORP.
One Financial Plaza
501 North Broadway
St. Louis, Missouri 63102-2102
(314) 342-2000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 3, 2009

St. Louis, Missouri
April 27, 2009

Dear Stockholder:

The annual meeting of stockholders of Stifel Financial Corp. will be held on the 2nd  Floor, One Financial Plaza, 501 North Broadway, St. Louis, Missouri, on Wednesday, June 3, 2009, at 11 a.m., for the following purposes:

1. To elect four (4) Class II directors, nominated by the board of directors, to hold office for a term of three years or until their successors shall have been duly elected and qualified.

2. To consider and vote upon an amendment of the Restated Certificate of Incorporation of the Company to increase the total number of shares of stock authorized thereunder from 33,000,000 to 100,000,000 and to increase the number of shares of common stock, $0.15 par value per share, authorized thereunder from 30,000,000 to 97,000,000;

3. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2009; and

4. To consider and act upon such other business as may properly come before the meeting and any adjournment or postponement thereof.

Our board of directors has fixed the close of business on April 8, 2009 as the record date for the determination of stockholders entitled to receive notice of and to vote at the annual meeting and any adjournment or postponement thereof.  A stockholder list dated as of the record date will be available for inspection by any stockholder at our office at One Financial Plaza, 501 North Broadway, St. Louis, Missouri for ten days prior to the annual meeting.

We cordially invite you to attend the annual meeting.  Even if you plan to be present at the meeting in person, you are requested to promptly vote your shares by dating, signing and returning the enclosed proxy card in the envelope provided so that your shares will be represented. The voting of your shares will not affect your right to revoke your proxy and vote in person should you later decide to attend the annual meeting.

By Order of the Board of Directors.

/s/ David M. Minnick
David M. Minnick, Secretary
April 27, 2009

St. Louis, Missouri

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 3, 2009
The following materials, also included with this Notice, are available to be viewed, downloaded, and printed, at no charge, by accessing the following Internet address: http://www.stifel.com

1. Proxy Statement for the 2009 Annual Meeting of Stockholders, and
2. 2008 Annual Report to Stockholders

If you have any questions about accessing these materials via the Internet, please contact the corporate secretary at (314) 342-2000 or email us at grejtakt@stifel.com

This proxy statement and the accompanying proxy card are
being mailed to Stifel stockholders beginning on or about April 27, 2009.

ABOUT THE ANNUAL MEETING

WHO IS SOLICITING MY VOTE?

Our board of directors is soliciting your vote at the 2009 annual meeting of stockholders.

WHAT WILL I BE VOTING ON?

  Election of four directors nominated by our board of directors (see page 11).
  To approve an amendment to the Restated Certificate of Incorporation of the Company, thereby increasing the number of authorized shares from 33,000,000 to 100,000,000 and to increase the number of shares of common stock, $0.15 par value per share, authorized thereunder from 30,000,000 to 97,000,000 (see page 40).
  Ratification of Ernst & Young LLP as our independent registered public accounting firm for 2009 (see page 42).

HOW MANY VOTES DO I HAVE?

You will have one vote for every share of common stock you owned on the record date, April 8, 2009, for each of the directors to be elected and on each other proposal presented at the annual meeting.  Common stock is our only class of outstanding stock.  There is no cumulative voting in the election of directors.

HOW MANY VOTES CAN BE CAST BY ALL STOCKHOLDERS?

27,355,079, consisting of one vote for each of the shares of common stock that were outstanding on the record date.

HOW MANY VOTES MUST BE PRESENT TO HOLD THE MEETING?

13,677,540 votes, which represents a majority of the votes that can be cast at the annual meeting. We urge you to vote by proxy even if you plan to attend the annual meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting.

DOES ANY SINGLE STOCKHOLDER CONTROL AS MUCH AS 5 PERCENT OF ANY CLASS OF STIFEL'S COMMON STOCK?

There is one (1) stockholder that beneficially owns over 5% of our common stock (see page 8).

HOW DO I VOTE?

You can vote either by proxy with or without attending the annual meeting or in person at the annual meeting.

To vote by proxy:

  If your shares are registered in your name at Computershare (our transfer agent), you must fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope.  We must receive the proxy card no later than June 2, 2009, the day before the annual meeting, for your proxy to be valid and for your vote to count.
  If you hold your stock through a securities broker or other nominee (that is, in street name), you must:
    fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope, vote by telephone (instructions are on the proxy card), or vote by Internet (instructions are on the proxy card).

Our employees who participate in our employee benefit plans may vote those shares on our Intranet or may have their proxy card mailed to them.

If you want to vote in person at the annual meeting, and you hold your stock through a securities broker or other nominee (that is, in street name), you must obtain a proxy from your broker or nominee and bring that proxy to the meeting.

Shares Held in our 401(k) Plan or in our Employee Stock Ownership Plan and Trust

On April 8, 2009, the Profit Sharing 401(k) Plan held 396,511 shares of our common stock in the name of Prudential, as trustee of the 401(k) Plan. If you are a participant in the 401(k) Plan, you may instruct Prudential how to vote shares of common stock credited to your 401(k) Plan account by indicating your instructions by voting on our Intranet or by requesting a proxy card and returning it to us by June 1, 2009.  A properly executed proxy card or Intranet instructions will be voted as directed.  If no proper voting direction is received, Prudential, in its capacity as the 401(k) Plan trustee, will vote your shares held in the 401(k) Plan in the same proportion as votes received from other participants in the 401(k) Plan FOR the nominees listed in Proposal I and FOR Proposals II and III.

On April 8, 2009, our employee Stock Ownership Plan and Trust, the Plan, held 411,494 shares of our common stock in the name of Prudential, as trustee of the Plan. If you are a participant in the Plan, you may instruct Prudential how to vote shares of common stock credited to your Plan account by indicating your instructions by voting on our Intranet or by requesting a proxy card and returning it to us by June 1, 2009.   A properly executed proxy card or Intranet instructions will be voted as directed. If no proper voting direction is received, Prudential, in its capacity as the Plan Trustee, will vote your shares held in the Plan in the same proportion as votes received from other participants in the Plan FOR the nominees listed in Proposal I and FOR Proposals II and III.

CAN I CHANGE MY VOTE?

Yes. Prior to the meeting date, just send in a proxy card with a later date, or cast a new vote by telephone, Internet or Intranet, or send a written notice of revocation to our corporate secretary at the address on the cover of this proxy statement.  If you attend the annual meeting and want to vote in person, you can request that your previously submitted proxy not be used.

WHAT IS THE VOTE REQUIRED TO ELECT DIRECTORS, APPROVE THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION INCREASING THE NUMBER OF AUTHORIZED SHARES AND TO APPROVE THE RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM?

  A plurality of votes cast at the meeting in person or by proxy is required to elect directors, therefore, the four (4) nominees receiving the highest vote totals will be elected as directors.
  The affirmative vote of a majority of our outstanding shares of common stock is required to approve the amendment to the Restated Certificate of Incorporation of the Company  to increase the total number of shares of stock authorized thereunder from 33,000,000 to 100,000,000 and to increase the number of shares of common stock authorized thereunder from 30,000,000 to 97,000,000.
  The affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to be cast on the proposal is required to ratify Ernst & Young LLP as our independent registered public accounting firm.

WHAT IF I DON'T VOTE FOR SOME OF THE MATTERS LISTED ON MY PROXY CARD?

If you return a proxy card without indicating your vote, your shares will be voted FOR all of the nominees listed on the card, FOR the approval of the amendment to the Restated Certificate of Incorporation of the Company,  FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2009, and in the discretion of the proxy holders as to any other matters that may properly come before the annual meeting or any postponement or adjournment of the annual meeting.

WHAT IF I VOTE "WITHHOLD AUTHORITY" OR "ABSTAIN"?

Shares voted to "withhold authority" in the election of directors will be deemed to be present at the meeting but not voted for a nominee.   A vote to "abstain" on Proposals II and III will be counted as a vote cast and will have the effect of a vote cast against that proposal.

CAN MY SHARES BE VOTED IF I DON'T RETURN MY PROXY CARD AND DON'T ATTEND THE ANNUAL MEETING?

Proposals I and III, the election of directors and the ratification of our independent registered public accounting firm, are typically considered routine matters under the New York Stock Exchange (the "NYSE") rules for voting purposes. Accordingly, brokerage firms and nominees that are members of the NYSE have the authority under those rules to vote their customers' unvoted shares if you have not furnished voting instructions within a specified period of time prior to the annual meeting.  Broker non-votes represented by submitted proxies will not be taken into account in determining the outcome of Proposal I. However, with respect to Proposal III, pursuant to our Amended and Restated By-Laws,  broker non-votes represented by submitted proxies will be taken into account in determining the outcome and will have the effect of a vote cast against that proposal.

Proposal II, the approval of the amendment to the Restated Certificate of Incorporation of the Company, is not considered a routine matter under the NYSE's rules and therefore, brokerage firms and nominees that are members of the NYSE will not be able to vote the shares of customers from whom they have not received voting instructions with regard to this proposal. Broker non-votes represented by submitted proxies will be taken into account in determining the outcome and will have the effect of a vote cast against this proposal.

COULD OTHER MATTERS BE DECIDED AT THE ANNUAL MEETING?

We don't know of any other matters that will be considered at the annual meeting.  If any other matters arise at the annual meeting, the proxies will be voted at the discretion of the proxy holders.

WHAT HAPPENS IF THE MEETING IS ADJOURNED OR POSTPONED ?

Your proxy will still be good and may be voted at the adjourned or postponed meeting.

HOW CAN I ACCESS STIFEL'S PROXY MATERIALS AND ANNUAL REPORT ELECTRONICALLY?

This proxy statement and the 2008 Annual Report are available on our Internet site at www.stifel.com. Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail by contacting our corporate secretary at (314) 342-2000 or e-mail us at grejtakt@stifel.com.

STIFEL FINANCIAL CORP.
One Financial Plaza
501 North Broadway
St. Louis, Missouri 63102-2102
(314) 342-2000

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS TO BE
HELD ON WEDNESDAY, JUNE 3, 2009

 GENERAL

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Stifel Financial Corp. for use at the annual meeting of stockholders to be held on Wednesday, June 3, 2009, at 11 a.m., on the 2nd Floor, One Financial Plaza, 501 North Broadway, St. Louis, Missouri, and any adjournment or postponement thereof, for the purposes set forth in the accompanying notice of annual meeting of stockholders.

The proxy statement, the notice of annual meeting and the accompanying proxy card were first mailed to our stockholders beginning on or about April 27, 2009.

All proxies will be voted in accordance with the instructions contained in the proxy.  If no choice is specified, proxies will be voted in favor of the election of each of the nominees for director proposed by the board of directors in Proposal I, in favor of the amendment to the Restated Certificate of Incorporation which would increase the number of authorized shares of the Company and increase the number of shares of common stock in Proposal II, and in favor of the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2009 in Proposal III, each as recommended by the board of directors.  A stockholder who executes a proxy may revoke it at any time before it is voted by delivering another proxy to us bearing a later date, by casting a new vote by telephone, Internet or Intranet, by submitting written notice of such revocation to the corporate secretary or by personally appearing at the annual meeting and casting a vote in person.  A majority of the outstanding shares of common stock present in person or by proxy will constitute a quorum at the annual meeting.

A plurality of the votes cast is required for the election of directors, which means that the four (4) nominees for director receiving the highest vote totals will be elected as directors.  As a result, a designation on the proxy that the stockholder is "withholding authority" to vote for any or all nominees does not have an effect on the results of the vote for the election of directors, although these shares will be considered as present for quorum purposes.  Each share will have one vote for the election of each director.  There is no cumulative voting in the election of directors.

The affirmative vote of a majority of our outstanding shares of common stock is required to approve the amendment to the Restated Certificate of Incorporation of the Company  to increase the total number of shares of stock authorized thereunder from 33,000,000 to 100,000,000 and to increase the number of shares of common stock authorized thereunder from 30,000,000 to 97,000,000.  A vote to "abstain" on this proposal will be counted as a vote cast and will have the effect of a vote cast against such proposal.  Similarly, broker "non-votes" represented by submitted proxies will also have the effect of a vote cast against this proposal.

The  ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the votes present at the meeting in person or by proxy and entitled to be cast on this proposal. A vote to "abstain" on this proposal will be counted as a vote cast and will have the effect of a vote cast against this proposal.  Similarly, broker "non-votes" represented by submitted proxies will also have the effect of a vote cast against this proposal.

A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker "non-votes" are counted for purposes of determining whether a quorum exists.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The close of business on April 8, 2009 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting.  On April 8, 2009, there were 27,355,079 shares of our common stock outstanding and entitled to vote.

Ownership of Directors, Nominees and Executive Officers

The following table sets forth information regarding the amount of common stock beneficially owned, as of April 8, 2009, by each of our directors, each nominee for election as a director, the executive officers named in the Summary Compensation Table and all of our directors and executive officers as a group:

Name (1)	Number of Shares Beneficially Owned (2) (3)	Percent of Outstanding Common Stock (4)	Unvested Stock Units (5)
Ronald J. Kruszewski (6)	995,790	3.59%	133,650
James M. Zemlyak	510,361	1.85%	38,150
Scott B. McCuaig	464,742	1.69%	35,912
Thomas P. Mulroy	208,203	*	32,456
Richard J. Himelfarb	199,295	*	23,629
Ben A. Plotkin (7)	134,963	*	38,241
James M. Oates	86,358	*	-
Robert E. Lefton	62,556	*	-
Bruce A. Beda	62,488	*	-
Charles A. Dill (8)	49,565	*	-
Richard F. Ford	38,029	*	-
John P. Dubinsky	35,810	*	-
Frederick O. Hanser	30,210	*	-
Robert J. Baer	25,012	*	-
Kelvin R. Westbrook	4,173	*	-
Directors and Executive Officers as a Group (16 persons)	3,015,070	10.63%	326,006

__________________________

(1) All of our directors and executive officers use our Company address of One Financial Plaza, 501 North Broadway, St. Louis, MO 63102-2102.

(2) Except as otherwise indicated, each individual has sole voting and investment power over the shares listed beside his name. These shares were listed on regulatory filings by each of the individual directors or executive officers.

(3) Includes the following shares that such persons and group have the right to acquire currently or within 60 days following April 8, 2009 upon the exercise of stock options: Mr. Kruszewski - 205,998; Mr. Baer - 10,900; Mr. Beda - 12,095; Mr. Dill - 12,095; Mr. Dubinsky - 14,099; Mr. Ford - 12,095; Mr. Hanser - 14,099; Mr. Lefton - 12,095; Mr. McCuaig - 117,600;  Mr. Oates - 1,299; Mr. Zemlyak - 127,199; and directors and executive officers as a group - 577,972. Also includes the following shares underlying stock units held by such persons and which are currently vested or which vest within 60 days following April 8, 2009: Mr. Kruszewski - 155,410; Mr. Baer - 14,112; Mr. Beda - 16,211; Mr. Dill - 14,112; Mr. Dubinsky - 14,112; Mr. Ford - 13,328; Mr. Hanser - 14,112; Mr. Himelfarb - 12,739; Mr. Lefton - 14,888; Mr. McCuaig - 40,283; Mr. Mulroy - 22,826; Mr. Oates - 15,505; Mr. Plotkin - 8,399; Mr. Westbrook - 4,173; Mr. Zemlyak - 33,133; and directors and executive officers as a group - 404,467.  Also includes the following shares underlying warrants held by such persons and which are currently vested or which vest within 60 days following April 8, 2009: Mr. Plotkin - 15,700; and directors and executive officers as a group - 15,700.  Also includes the following shares which have been allocated to such persons under the Stifel Financial Corp. Stock Ownership Plan and Trust and the Stifel, Nicolaus & Company, Incorporated Profit Sharing 401(k) Plan, respectively: Mr. Kruszewski - 751 and 0; Mr. Himelfarb - 82 and 2,842; Mr. McCuaig - 717 and 0 ; Mr. Mulroy - 82 and 0; Mr. Zemlyak - 617 and 7,203; and directors and executive officers as a group - 3,325 and 10,045.

(4) Based upon 27,355,079 shares of common stock issued and outstanding as of April 8, 2009, and, for each director or officer or the group, the number of shares subject to options or stock units and underlying warrants which the director or officer or the group has the right to acquire currently or within 60 days following April 8, 2009.

(5) Includes shares underlying stock units held by such persons but which are not convertible into our common stock within the 60-day period after April 8, 2009 and, therefore, under the rules of the Securities and Exchange Commission, are not deemed to be "beneficially owned" as of April 8, 2009.  The stock units generally will be transferred into common stock at the end of a three- to six-year period after the date of grant contingent upon the holder's continued employment with us.

(6) Mr. Kruszewski has pledged as collateral for a bank line of credit 575,832 shares of  Company common stock and 289,060 restricted stock units.  As of April 8, 2009, there were no amounts drawn on this line of credit.

(7) Mr. Plotkin has pledged 77,485 shares as collateral for a bank line of credit.   As of April 8, 2009 there were no amounts outstanding under this facility.

(8)  Mr. Dill has pledged 23,338 shares as collateral for a brokerage margin account.

(*) Shares beneficially owned do not exceed 1% of the outstanding shares of our common stock.

Ownership of Certain Beneficial Owners

Based on filings made under Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934, as of April 8, 2009, the following person was the only person known to us to be a beneficial owner of more than 5% of our common stock:

Name and Address	Number of Shares Beneficially Owned	Percent of Outstanding Common Stock
Barclays Global Investors, NA 400 Howard Street San Francisco, California 94105	2,039,323 (1)	7.46%

__________________________

(1) The information shown is based on a Schedule 13G, dated February 5, 2009, of Barclays Global Investors, NA. The Schedule 13G indicates that Barclays Global Investors has sole voting power with respect to 1,545,837 shares and sole dispositive power with respect to 2,039,323 of these shares.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

Director Independence

Under NYSE Corporate Governance guidelines, an independent director is a member of the board of directors who:

    Does not, and has not for the three years prior to the date of determination, received more than $120,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);
    Is not, and has not been for the three years prior to the date of determination, an employee of the Company;
    Is not, and has not been, affiliated with or employed by the present or former auditor of the Company, or one of the auditors' affiliates, unless it has been more than three years since the affiliation, employment, or the auditing relationship ended;
    Is not, and has not been for the three years prior to the date of determination, part of an interlocking directorship in which an executive officer of the Company serves on the compensation committee of a Company that concurrently employs the director;
    Is not, and has not been for the three years prior to the date of determination, an executive officer or an employee of another company (1) that accounts for at least 2% or $1 million, whichever is greater, of the Company's consolidated gross revenues or (2) for which the Company accounts for at least 2% or $1 million, whichever is greater, of such other company's consolidated gross revenues;

    The board has affirmatively determined it has no other material commercial, industrial, banking, consulting, legal, accounting, charitable, or familial relationship with the Company, either individually or as a partner, stockholder, or officer of an organization or entity having such a relationship with the Company, which relationship would adversely impact the director's independence in connection with the Company; and
    Has, and for the three years prior to the date of determination had, no immediate family members (i.e., spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone who shares the director's home) in any of the above categories; provided, however, that in the case of employment of one of the above-described immediate family members, the family member must have served as an executive officer or partner of the subject entity to impact the director's independence.

It is a responsibility of the board to regularly assess each director's independence and to take appropriate actions in any instance in which the requisite independence has been compromised.

The board of directors has determined that Messrs. Baer, Beda, Dill, Dubinsky, Ford, Hanser, Lefton, Oates, and Westbrook qualify as independent directors. In making this determination, the board of directors considered the rules of the NYSE and the Securities and Exchange Commission (the "SEC"), and reviewed information provided by the directors in questionnaires concerning the relationships that we may have with each director.  As Mr. Baer is not standing for re-election, he will not continue to serve on the board beginning immediately prior to the start of the annual meeting.

Board of Directors and Committees

During 2008, our board of directors met 7 times, including both regularly scheduled and special meetings. During the year, all of the incumbent directors attended at least 75% of all meetings held by the board of directors and all committees on which they serve. It is our policy to encourage the members of our board of directors to attend the annual meeting of stockholders.  At the last annual meeting, 9 of the then current directors were in attendance.

The standing committees of our board of directors are the Executive Committee, Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee.  The full text of each charter, other than the charter of the Executive Committee, and our corporate governance guidelines are available in the "Corporate Governance" section of our website located at www.stifel.com, or may be obtained by any stockholder, without charge, upon request by contacting our corporate secretary at 314‑342‑2000.  In compliance with the NYSE Corporate Governance Standards, our board of directors holds regularly scheduled executive sessions without management, and at least annually schedules an executive session with only independent directors at which a non-management director determined by a rotating schedule presides.

Executive Committee. Messrs. Kruszewski (Chairman), Ford, Beda and Oates are the current members of the Executive Committee. Except to the extent limited by law, the Executive Committee performs the same functions and has all the authority of our board of directors between meetings of the full board. The Executive Committee met 4 times during 2008.

Audit Committee. Messrs. Beda (Chairman), Baer, Dubinsky, Ford, Oates and Westbrook are the current members of the Audit Committee, all of whom are independent directors as defined by the NYSE and determined by our board of directors.  As Mr. Baer is not standing for re-election, he will not continue to serve on this committee beginning immediately prior to the start of the annual meeting.  The duties of the Audit Committee include:

    recommending to the board of directors a public accounting firm to be placed in nomination for stockholder ratification as our independent auditors and compensating and terminating the independent auditors as deemed necessary;
    meeting periodically with our independent auditors and financial management to review the scope of the proposed audit for the then-current year, the proposed audit fees, and the audit procedures to be utilized, reviewing the audit and eliciting the judgment of the independent auditors regarding the quality of the accounting principles applied to our financial statements; and
    evaluating on an annual basis the qualification, performance and independence of the independent auditors, based on the committee's review of the independent auditors' report and the performance of the independent auditors throughout the year.

Each member of the Audit Committee is financially literate, knowledgeable and qualified to review financial statements.  The "audit committee financial expert" designated by our board of directors is Mr. Beda.  The Audit Committee met 6 times during 2008.  The Audit Committee operates pursuant to a written charter approved by the board of directors which is available in the "Corporate Governance" section of our website, located at www.stifel.com.

Compensation Committee. Messrs. Oates (Chairman), Lefton (Vice Chairman), Beda, Dill and Hanser are the current members of the Compensation Committee, all of whom are independent directors as defined by the NYSE and determined by our board of directors.  The Compensation Committee met 4 times during 2008. The duties of the Compensation Committee include:

    reviewing and recommending to our board of directors the salaries of all of our executive officers;
    reviewing market data to assess our competitive position for the components of our executive compensation; and
    making recommendations to our board of directors regarding the adoption, amendment and rescission of employee benefit plans.

The Compensation Committee operates pursuant to a written charter approved by the board of directors which is available in the "Corporate Governance" section of our website, located at www.stifel.com.

Compensation Committee Interlocks and Insider Participation.  During 2008, the Compensation Committee was composed of Messrs. Lefton, Oates, Beda, Dill and Hanser, each of whom is an independent director under the rules of the NYSE and as determined by our board of directors.  There are no interlocks or insider participation matters to report.

Nominating/Corporate Governance Committee. Messrs. Ford (Chairman), Beda, Lefton and Oates are the current members of the Nominating/Corporate Governance Committee, all of whom are independent directors as defined by the NYSE and determined by our board of directors.  The Nominating/Corporate Governance Committee met 4 times during 2008.  The duties of the Nominating/Corporate Governance Committee include:

    overseeing the search for individuals qualified to become members of our board of directors and selecting director nominees to be presented for approval at the annual meeting of our stockholders;
    considering nominees for directors recommended by our stockholders; and
    reviewing our corporate governance guidelines at least annually and recommending changes to our board of directors as necessary.

The Nominating/Corporate Governance Committee operates pursuant to a written charter approved by the board of directors which is available in the "Corporate Governance" section of our website, located at www.stifel.com.

In accordance with the committee's charter and our corporate governance guidelines, the Nominating/Corporate Governance Committee considers nominees recommended by stockholders and reviews the qualifications and contributions of the directors standing for election each year.  In identifying and evaluating nominees for director, the committee considers, among other things, each candidate's strength of character, judgment, career specialization, relevant technical skills, diversity and the extent to which the candidate would fill a need on the board of directors.

Any stockholder wishing to nominate a candidate for director at a stockholders' meeting must follow the procedures described under "Stockholder Proposals" in this proxy statement, and must furnish certain information about the proposed nominee, including name, contact information, background, experience and other pertinent information on the proposed candidate.

PROPOSAL I - ELECTION OF DIRECTORS

Our Company's board of directors currently consists of fifteen persons, divided into three classes, with the terms of office of each class ending in successive years.  Mr. Joseph A. Sullivan resigned from the board of directors on September 21, 2008, after which the board decreased its membership from 16 to 15 persons.  Additionally, effective immediately prior to the commencement of our annual meeting, the board will again decrease its membership from 15 to 14 persons since the Nominating/Corporate Governance Committee has elected not to submit Mr. Robert J. Baer as a nominee for director at the upcoming annual meeting.  Accordingly, effective immediately prior to the commencement of the annual meeting, the Board will consist of fourteen persons as follows:  five Class I members, four Class II members and five Class III members.  Each class is elected for a term of three years, and the classes together are staggered so that one class term expires each year.

The board of directors has nominated Charles A. Dill, Richard F. Ford, Richard J. Himelfarb, and James M. Zemlyak for election as Class II directors to hold office until the 2012 annual meeting of stockholders or until their respective successors are elected and qualified or until their earlier death, resignation or removal.  Each of the nominees is currently serving as a director of our Company.   The board has granted a waiver from the age 70 restriction on standing for reelection to Mr. Ford due to the desire for continuity and the specialized skill sets and business experience he contributes to the board.

Shares represented by your proxy will be voted in accordance with your direction as to the election as directors of the persons listed below as nominees.  In the absence of direction, the shares represented by your proxy will be voted FOR the election of each nominee.  The four nominees receiving the highest number of votes cast at the meeting will be elected as our directors to hold office until the 2012 annual meeting of stockholders.  Shares represented by your proxy cannot be voted for more than four individuals to serve as Class II directors.  In the event any person listed as a nominee becomes unavailable as a candidate for election, it is intended that the shares represented by your proxy will be voted for the remaining nominees and any substitute nominee recommended by the board of directors.

Certain information with respect to each of the nominees and each of the continuing directors is set forth below, including any positions they hold with us and our principal subsidiary, Stifel, Nicolaus & Company, Incorporated.

Name	Age	Positions or Offices with us	Served as Director Continuously Since
CLASS I- DIRECTORS WITH TERMS ENDING IN 2011
Bruce A. Beda	68	Director of Stifel Financial Corp.	1997
Frederick O. Hanser	67	Director of Stifel Financial Corp. and Vice Chairman of Stifel Bank and Trust	2003
Ronald J. Kruszewski	50	Chairman, President and Chief Executive Officer of Stifel Financial Corp. and Chairman and Chief Executive Officer of Stifel Nicolaus & Company, Inc.	1997
Thomas P. Mulroy	47	Senior Vice President and Director of the Company and Executive Vice President, Director and Director of Equity Capital Markets of Stifel Nicolaus & Company, Inc.	2005
Kelvin R. Westbrook	53	Director of Stifel Financial Corp.	2007
CLASS II- NOMINEES FOR TERMS ENDING IN 2012
Charles A. Dill	69	Director of Stifel Financial Corp.	1995
Richard F. Ford	72	Director of Stifel Financial Corp.	1984
Richard J. Himelfarb	67	Director and Senior Vice President of Stifel Financial Corp. and Director, Executive Vice President and Director of Investment Banking of Stifel Nicolaus & Company, Inc.	2005
James M. Zemlyak	50	Senior Vice President, Chief Financial Officer and Treasurer of Stifel Financial Corp. and Director, Executive Vice President; Co-Chief Operating Officer of Stifel Nicolaus & Company, Inc.	2004

Name	Age	Positions or Offices with us	Served as Director Continuously Since
CLASS III- DIRECTORS WITH TERMS ENDING IN 2010
John P. Dubinsky	65	Director of Stifel Financial Corp. and Chairman of Stifel Bank and Trust	2003
Robert E. Lefton	77	Director of Stifel Financial Corp.	1992
Scott B. McCuaig	60	Director and Senior Vice President of Stifel Financial Corp. and President, Co-Chief Operating Officer and Director of Stifel Nicolaus & Company, Inc.	2001
James M. Oates	62	Director of Stifel Financial Corp.	1996
Ben A. Plotkin	53	Director, Vice Chairman, Senior Vice President of Stifel Financial Corp. and Executive Vice President of Stifel Nicolaus & Company, Inc.	2007

The following are brief summaries of the business experience during the past five years of each of the nominees for election as a director and our other directors whose terms of office as directors will continue after the annual meeting, including, where applicable, information as to the other directorships held by each of them:

Nominees

Charles A. Dill

Charles A. Dill has been a venture capital and private equity investor since November 1995.  In addition to several direct private equity investments, Mr. Dill has been a general partner of Gateway Partners, L.P., a venture capital fund, since 1995 and of Two Rivers Associates, a private equity firm, since January 2003.  From 1991 to 1995, Mr. Dill was the President, Chief Executive Officer, and a director of Bridge Information Systems, Inc., a company providing online information and trading services.  Mr. Dill is a director of Zoltek Companies, Inc. (Nasdaq:  ZOLT) and TransAct Technologies Incorporated (Nasdaq: TACT), serving on both of the companies' Audit and Compensation Committees. Mr. Dill is also a director of the John Allan Love Foundation.

Richard F. Ford	Richard F. Ford is the former General Partner of Gateway Associates L.P., a venture capital management firm he formed in 1984. Mr. Ford is also a director of Barry-Wehmiller Company.
Richard J. Himelfarb

Richard J. Himelfarb has been a Senior Vice President and Director of the Company and Executive Vice President and Director of Investment Banking of Stifel Nicolaus & Company, Inc. since December 1, 2005.  He is responsible for supervising our corporate and finance investment banking activities. Prior to joining the Company, Mr. Himelfarb served as a director of Legg Mason, Inc. from November 1983.  Mr. Himelfarb was elected Executive Vice President of Legg Mason and Legg Mason Wood Walker, Inc. in July 1995, having previously served as Senior Vice President from November 1983.

James M. Zemlyak

James M. Zemlyak has been the Senior Vice President, Chief Financial Officer and Treasurer of the Company since February 1999 and a director of the Company since 2004.  Mr. Zemlyak has been Executive Vice President of Stifel Nicolaus & Company, Inc. since December 1, 2005, Co-Chief Operating Officer of Stifel Nicolaus & Company, Inc. since August 2002 and a member of its board of directors since February 1999.  Mr. Zemlyak was appointed as a director of Stifel Bank & Trust in April 2007.  Mr. Zemlyak served as the Chief Financial Officer of Stifel Nicolaus & Company, Inc. from February 1999 through 2006.  Previously, Mr. Zemlyak was Senior Vice President of Stifel Nicolaus & Company, Inc. from February 1999 until December 1, 2005.  Prior to joining the Company in February 1999, Mr. Zemlyak served as Managing Director and Chief Financial Officer of Baird Financial Corporation from 1997 to 1999 and Senior Vice President and Chief Financial Officer of Robert W. Baird & Co., Incorporated from 1994 to 1999.

We recommend a vote "FOR" the election of each of our nominees for director.

Continuing Directors

Bruce A. Beda	Bruce A. Beda has been Chief Executive Officer of Kilbourn Capital Management, LLC, a financial asset manager, since 2001.
John P. Dubinsky

John P. Dubinsky has been the President and Chief Executive Officer of Westmoreland Associates, LLC, a financial consulting company, since 1999; President and Chief Executive Officer of CORTEX (Center of Research, Technology and Entrepreneurial Expertise) since 2003; President Emeritus of Firstar Bank from 1999 until 2001; and Chairman, President and Chief Executive Officer of Mercantile Bank from 1997 until its merger with U.S. Bank National Association (formerly, Firstar Bank, N.A.) in 1999.  Previously  Mr. Dubsinsky was the President and Chief Executive Officer of Mark Twain Bancshares, Inc.; Vice-Chairman: BJC HealthCare; and Trustee: Barnes-Jewish Hospital.  Mr. Dubinsky was named Chairman of the board of Stifel Bank & Trust in April 2007.  Mr. Dubinsky is currently on the board of directors of Insituform Technologies, Inc. (NASDAQ: INSU).

Frederick O. Hanser

Frederick O. Hanser has been the Vice Chairman and a director of the St. Louis Cardinals, LLC since 1996, and is Secretary and a director of SLC Holdings, LLC, manager and holding company for the St. Louis Cardinals, LLC.  Mr. Hanser was named as a director of Stifel Financial Corp. and  member of its compensation committee in 2003 and as Vice Chairman of Stifel Bank & Trust in April 2007.  Prior to his role with the St. Louis Cardinals organization, Mr. Hanser practiced law for 29 years.  Mr. Hanser currently serves on the board for a number of St. Louis organizations including the Backstoppers, the St. Louis Regional Chamber and Growth Association and the Regional Business Council.

Ronald J. Kruszewski

Ronald J. Kruszewski has been Chairman of the board of directors of the Company and Stifel, Nicolaus & Company, Inc. since April 2001 and has served as President and Chief Executive Officer of Stifel Financial Corp. and Stifel, Nicolaus & Company, Inc. since September 1997.  Mr. Kruszewski serves on the Board of Directors of SIFMA (Securities Industry and Financial Markets Association) and is past non-executive Chairman of the Board of Directors of Angelica Corporation (previously traded on the NYSE under the symbol AGL).  He is active in community affairs, serving as Chairman of Downtown Now! and as a member of the Board of Directors of the St. Louis Regional Chamber and Growth Association and Barnes-Jewish Hospital as well as the Board of Trustees of Webster University and the St. Louis Science Center.  He is also past Chairman of the Board of Directors of Downtown St. Louis Partnership, Inc.  Mr. Kruszewski is a member of the Regional Business Council in St. Louis and is a member of the St. Louis Chapter of the Young Presidents' Organization.

Robert E. Lefton, Ph.D.	Robert E. Lefton, Ph.D. has been President and Chief Executive Officer of Psychological Associates, Inc., an international training and consulting firm, since 1958.
Scott B. McCuaig

Scott B. McCuaig has been Senior Vice President of the Company and a director of Stifel Nicolaus & Company, Inc. since January 1998 and President and Co-Chief Operating Officer of Stifel Nicolaus & Company, Inc. since August 2002.  Previously, Mr. McCuaig served as Managing Director, head of marketing and regional sales manager of Robert W. Baird & Co. Incorporated from June 1988 to January 1998.  Mr. McCuaig serves as the Chairman of the board of trustees of Whitfield School, St. Louis, Missouri.

Thomas P. Mulroy

Thomas P. Mulroy has been the Senior Vice President and Director of the Company and Executive Vice President and Director of Equity Capital Markets of Stifel Nicolaus & Company, Inc. since December 1, 2005. Mr. Mulroy has responsibility for institutional equity sales, trading, and research. Prior to joining the Company, Mr. Mulroy was elected Executive Vice President of Legg Mason, Inc. in July 2002 and of Legg Mason Wood Walker, Inc. in November 2000. Mr. Mulroy became a Senior Vice President of Legg Mason, Inc. in July 2000 and Legg Mason Wood Walker, Inc. in August 1998.

James M. Oates

James M. Oates has been Managing Director of The Wydown Group, a financial consulting firm, since 1994.  Mr. Oates has served as the Chairman of Hudson Castle Group, Inc. (formerly IBEX Capital Markets, Inc.), a financial services company,  from 1997 to present.   Mr. Oates also serves as a director of Virtus Mutual Funds,  Connecticut River Bancorp (PK: CORB.PK) and Connecticut River Bank, and New Hampshire Trust Company. Beginning in 2005, Mr. Oates has also served as the Chairman of the board of the John Hancock Trust and the John Hancock Funds II as well as Chairman of the board of Emerson Investment Management, Inc., since 2000.  Mr. Oates is a member of the investment committee of the Endowment for Health and he serves on the board of Middlesex School, Concord, Massachusetts.

Ben A. Plotkin

Ben A. Plotkin has been Vice Chairman, Senior Vice President and a director of the Company since August 2007 and an Executive Vice President and Vice Chairman of Stifel Nicolaus & Company, Inc. since February 2007.  Mr. Plotkin served as Chairman and Chief Executive Officer of Ryan Beck & Company, Inc. from 1997 until its acquisition by the Company in February 2007. Mr. Plotkin was elected Executive Vice President of Ryan Beck in 1990. Mr. Plotkin joined Ryan Beck in May of 1987 as a Director and Vice President in the Investment Banking Division.

Kelvin R. Westbrook

Kelvin R. Westbrook has been the President and Chief Executive Officer of KRW Advisors,  LLC, a privately held consulting and advisory services company, since October 2007.  From September 2006 through October 2007, Mr. Westbrook served as the Chairman and Chief Strategic Officer of Millennium Digital Media Systems, LLC, a privately held broadband services company and  the successor to and former affiliate of Millennium Digital Media, LLC, a company which Mr. Westbrook co-founded and  served as  President and Chief Executive Officer from May 1997 through October 2006.  Mr. Westbrook is a Director of Archer Daniels Midland Company (NYSE: ADM), serving as Chairman of its compensation/succession committee and on its nominating/corporate governance committee.  Mr. Westbrook is also a Trustee of the Camden Property Trust (NYSE: CPT), serving on its audit committee.

Compensation of Directors in Last Fiscal Year

The following table sets forth information concerning compensation earned by our non-employee directors in fiscal year 2008.  Information about the compensation for 2008 earned or paid to Messrs. Kruszewski, Zemlyak, Himelfarb, McCuaig, and Mulroy is disclosed in the Summary Compensation Table because they are named executive officers for purposes of this proxy statement.  Directors who also serve as our employees do not receive additional compensation for their service as directors although we do reimburse them for their expenses for attendance at board meetings including the named executive officers listed above, Mr. Plotkin, who serves as a director and an executive officer and, previously, Mr. Sullivan, who resigned on September 21, 2008 from service as a director and executive officer of the Company.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Unit Awards ($) (2)	Option Awards ($)(3)	Total ($)
Robert J. Baer	-	72,673	5,288	77,961
Bruce A. Beda	-	92,661	5,288	97,949
Charles A. Dill	-	72,673	5,288	77,961
John P. Dubinsky	34,750	72,673	8,718	116,141
Richard F. Ford	-	84,340	5,288	89,628
Frederick O. Hanser	20,650	72,673	8,718	102,041
Robert E. Lefton	-	72,673	5,288	77,961
James M. Oates	-	84,340	5,288	89,628
Kelvin R. Westbrook	-	72,673	-	72,673

__________________________

(1)   Stated amounts reflect cash compensation paid to Messrs. Dubinsky and Hanser for 2008 service as the Chairman and the Vice Chairman, respectively, of the board of directors of Stifel Bank & Trust.

(2)   In lieu of an annual cash retainer, each non-employee director was issued 1,500 stock units.  Additionally, the committee chairs were issued additional stock units valued at the closing price of our common stock on the date of grant as follows: Audit Committee, $25,000; Compensation Committee, $15,000  and Nominating/Corporate Governance Committee, $15,000.  The units vest on a quarterly basis over a one year period. Amounts stated reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 in accordance with FAS 123(R) and includes amounts from awards granted in and prior to 2008.  As of December 31, 2008, each director held the following number of stock unit awards outstanding: Mr. Baer, 18,468; Mr. Beda, 21,332; Mr. Dill, 18,468; Mr. Dubinsky, 14,112; Mr. Ford, 13,328; Mr. Hanser, 14,112; Mr. Lefton, 19,761; Mr. Oates, 20,378, and Mr. Westbrook, 4,173.

(3)   Amounts stated reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 in accordance with FAS 123(R) and includes amounts from awards granted in and prior to 2008.  As of December 31, 2008, each director held the following number of options outstanding: Mr. Baer, 11,800; Mr. Beda, 12,995; Mr. Dill, 12,995; Mr. Dubinsky, 14,999; Mr. Ford, 12,995; Mr. Hanser, 14,999; Mr. Lefton , 12,995;  Mr. Oates, 2,199 and Mr. Westbrook, 0.

In 2006, the Company discontinued its practice of granting option awards as compensation for board of director service.

Additional Information About Director Compensation

Non-employee directors of the Company are required to defer all director fees into stock units pursuant to the Equity Incentive Plan for Non-Employee Directors (2008 Restatement), which was approved by our stockholders in 2008.  These stock units are generally granted annually in May and vest on a quarterly basis over a one year period.

In 2007, non-employee directors were paid an annual stock retainer in stock units determined by dividing $70,000 by the fair market value of the common stock on the date of approval for attending board of director and committee meetings and are reimbursed for expenses incurred in attending these meetings.  Additionally, the chair of each of the Audit Committee, Compensation Committee  and Nominating/ Corporate Governance Committee received additional common stock units valued in the amounts of $10,000, $5,000 and $5,000, respectively, for services in such capacity based upon the fair market value of our common stock on the date of approval.

However, in 2008 and thereafter until further determined by the board, the annual stock retainer payable to each non-employee director was revised to constitute an award of 1,500 stock units (adjusted in 2009 to 2,250 shares as a result of the Company's 50% stock dividend, in the form of a three-for-two stock split, paid on June 12, 2008).  Additionally, the chair of each of the Audit Committee, Compensation Committee  and Nominating/Corporate Governance Committee received additional common stock units valued in the approximate amounts of $25,000, $15,000 and $15,000, respectively, for services in such capacity based upon the fair market value of our common stock on the date of approval. The board of directors determined to increase the compensation payable to the committee chairs to better align the compensation payable to such persons with the current duties and responsibilities required of such individuals.

Thus, for 2008, the stock units awarded to the non-employee directors on May 5, 2008 were as follows: Mr. Baer, 1,500 unit awards; Mr. Beda, 2,006 unit awards; Mr. Dill, 1,500 unit awards; Mr. Dubinsky, 1,500 unit awards; Mr. Ford, 1,804 unit awards; Mr. Hanser, 1,500 unit awards; Mr. Lefton, 1,500 unit awards; Mr. Oates, 1,804 unit awards; and Mr. Westbrook, 1,500 unit awards.  The closing price of our common stock on the date of award was $49.34.

Additionally, non-employee directors who also serve on the board of directors of Stifel Bank & Trust receive cash compensation as approved by the Stifel Bank & Trust board of directors.

Directors who are also our employees do not receive any compensation for their service as directors, but we pay their expenses for attendance at meetings of the board of directors.

CORPORATE GOVERNANCE AND CODE OF ETHICS

In accordance with the requirements of the NYSE and the Sarbanes-Oxley Act of 2002, we have adopted Corporate Governance Guidelines as well as charters for the Nominating/Corporate Governance Committee, the Compensation Committee and the Audit Committee.  These guidelines and charters are available for review on our website at www.stifel.com. We have also adopted a Code of Ethics for Directors, Officers and Associates.  The code of ethics is posted in the "Corporate Governance" section of our website, located at www.stifel.com, or may be obtained by any stockholder, without charge, upon request by contacting our corporate secretary at 314-342-2000.

We have established procedures for stockholders or other interested parties to communicate directly with our board of directors, including the presiding director at the executive sessions of the non-management directors or the non-management directors as a group.  Such parties can contact our board of directors by mail at: Stifel Financial Corp., Attention: Ronald J. Kruszewski, Chairman of the Board, One Financial Plaza, 501 North Broadway, St. Louis, Missouri 63102-2102.  All communications made by this means will be received by the Chairman of the Board and relayed promptly to the board of directors or the individual directors, as appropriate.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Sarbanes-Oxley Act of 2002 generally prohibits loans by an issuer and its subsidiaries to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured financial institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features.

From time to time, our banking subsidiary, Stifel Bank & Trust, makes loans and extensions of credit to its executive officers and directors. Outstanding loans made to our directors and executive officers, and members of their immediate families, were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company and its subsidiaries, and did not involve more than the normal risk of collectibility or present other unfavorable features. As of December 31, 2008, all such loans were performing to their original terms.

Certain of our officers, directors and nominees for director maintain margin accounts with Stifel Nicolaus & Company, Inc. pursuant to which Stifel Nicolaus & Company, Inc. may make loans for the purchase of securities.  All margin loans are made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectibility or present other unfavorable features.

Charles A. Dill, one of our directors, is a general partner of Gateway Partners, L.P. We, and Stifel Venture Corp., our subsidiary, own an interest in Gateway Venture Associates, L.P. and Gateway Associates III, L.P., the management companies that are the general partners of Gateway Partners, L.P. and Gateway Venture Partners III, L.P., respectively.  We are also a limited partner of Gateway Partners, L.P. At December 31, 2008, our carrying value of these investments was $0.00.

The Company currently approves or disapproves of related party transactions on a case-by-case basis.  As such, no formal policies or procedures have been adopted for the approval of related party transactions.

We maintain various policies and procedures relating to the review, approval or ratification of transactions in which our Company is a participant and in which any of our directors and executive officers, or their family members have a direct or indirect material interest.  Our Company Code of Ethics, which is available on our website at www.stifel.com, prohibits our directors and employees, including our executive officers, and in some cases, their family members, from engaging in certain activities without prior written consent.  These activities typically relate to situations where a director, executive officer or other employee, and in some cases, an immediate family member, may have significant financial or business interests in another company competing with or doing business with our Company, or who stands to benefit in some way from such a relationship or activity.  Specifically, our Code of Ethics includes prohibitions against:  engaging in any outside business or other activity that might create a conflict of interest with or compete against the Company's interests, including ownership of privately-held stock or partnership interests without prior written approval, using Company property, information or positions for improper personal gain or benefit, and receiving bonuses, fees, gifts, frequent or excessive entertainment or any similar form of consideration above a nominal value from any person or entity with which the Company does, or seeks to do, business.  It is also against Company policy to give gifts or gratuities without receiving specific approval by the Company's Office of General Counsel.

Each year, we require our directors and executive officers to complete a questionnaire which identifies, among other things, any transactions or potential transactions with the Company in which a director or an executive officer or one of their family members or associated entities has an interest.  We also require that directors and executive officers notify our legal department of any changes during the course of the year to the information provided in the annual questionnaire as soon as possible.

We believe that the foregoing policies and procedures collectively ensure that all related person transactions requiring disclosure under applicable SEC rules are appropriately reviewed.

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers

Throughout this proxy statement, the individuals who served as our chief executive officer and our chief financial officer during the year ended December 31, 2008, and the other individuals included in the summary compensation table, are referred to as the "named executive officers." These individuals are:

  Ronald J. Kruszewski, who served as our Chairman, President and Chief Executive Officer;
  James M. Zemlyak, who served as our Senior Vice President, Chief Financial Officer and Treasurer and Co-Chief Operating Officer of our subsidiary, Stifel Nicolaus & Company, Inc.;
  Richard J. Himelfarb, who served as our Senior Vice President and as Executive Vice President and Director of Investment Banking for our subsidiary, Stifel Nicolaus & Company, Inc.;
  Scott B. McCuaig, who served as our Senior Vice President and President and Co-Chief Operating Officer of our subsidiary, Stifel Nicolaus & Company, Inc.; and
  Thomas P. Mulroy, who served as our Senior Vice President and Executive Vice President and Director of Equity Capital Markets of our subsidiary, Stifel Nicolaus & Company, Inc.

Compensation Philosophy and Objectives

Our executive compensation program is designed to reward superior corporate performance annually and over the long term, as measured by increasing stockholder value.  Total compensation must also be internally equitable and externally competitive.  We continually review our executive compensation program to ensure that it reflects good governance practices as well as the best interests of our stockholders, while meeting the following core objectives:

  Pay for Performance.  A substantial portion of the total compensation for each of the named executive officers is variable from year-to-year and is based upon our Company's performance and the performance of the individual named executive officer during that year, without weighting.  Illustrative of this fact, is that the named executive officers' base salaries are low relative to peer executives in competitive companies and are not increased from year-to-year.  The amount of compensation paid to each named executive officer is based in part upon the financial performance of our Company for the year and in part upon the named executive officer's performance during the year as analyzed and recommended by the chief executive officer (in the case of all of the named executive officers except Mr. Kruszewski) to the Compensation Committee. In the case of Mr. Kruszewski, the analysis of his individual performance for the year is done entirely by the members of the Compensation Committee.  In its assessments, the Compensation Committee utilizes complete discretion in setting annual incentive compensation for the named executive officers.  No Company or individual performance targets or other quantitative formulas are utilized by the Compensation Committee in the setting of awards.  Instead, at the end of each fiscal year, the Compensation Committee reviews Company performance and the individual performance evaluations, including any Company achievements to which the individual named executive officer contributed.
  Stock Ownership.  We have designed our compensation program to assure that our executive officers establish and maintain a significant amount of stock ownership in the Company over time.  We believe that stock ownership by the executive officers directly aligns the interests of our managers with those of our stockholders and incentivizes our executive officers to focus on the creation of stockholder value.  We, therefore, mandate that 15% of the named executive officers' annual incentive compensation is paid in the form of equity awards in the Stifel, Nicolaus & Company, Incorporated Wealth Accumulation Plan which vest over three years and encourage the named executive officers to elect to take greater amounts of their compensation in equity awards through Company matching programs.  The Company grants a 25% match to the mandatory and voluntary bonus paid in equity which vests on the third anniversary of the award.
  Recruiting and Retention. Due to the competitive nature of the securities industry related to executive talent, we are committed to provide total compensation opportunities that are competitive with the compensation opportunities of other companies in our business.  Our compensation package must be sufficiently aligned with industry practices that we can continue to attract and retain executives who can effectively guide our Company in the future.  With this in mind, the Compensation Committee uses comparisons of the compensation practices of competitive companies as a check at the end of the annual compensation process to determine if our compensation practices are yielding relatively comparable pay for comparable performance.
  Tax Deductibility and Compliance. Our executive compensation program is designed to maximize the tax deductibility of compensation paid to our named executive officers and to avoid the payment of punitive excise taxes by our executive officers.  Thus, annual incentive compensation programs are operated in compliance with Section 162(m) of the Internal Revenue Code, and deferred compensation is structured so as to comply with the deferred compensation rules under Section 409A of the Internal Revenue Code.

Setting Compensation

Our Compensation Committee has the responsibility for approving the compensation paid to our named executive officers and ensuring that our compensation program is consistent with our compensation philosophy and is meeting our goals and objectives.  Throughout this Compensation Discussion and Analysis, we refer to the Compensation Committee as the "Committee."  Early each year, the Committee approves the amount of incentive compensation to be paid to our named executive officers for Company and individual performance during the prior year. Subject to the limits set forth in Section 162(m) of the Internal Revenue Code, the Committee has full discretion as to the level of annual incentive compensation it pays to each of the named executive officers.

Involvement of Executive Officers

The analysis of the Committee with respect to the compensation of the named executive officers, other than Mr. Kruszewski, begins with the recommendation of the chief executive officer and is supported by internal and external compensation data that is supplied by the chief executive officer and compiled by our accounting department.  The information provided to the Committee may include financial information with respect to our Company and its business segments as well as a summary of the chief executive officer's evaluation of the individual performance of each of the other named executive officer for the most recently completed year.

The chief executive officer may also provide information gathered from external surveys and other sources with respect to the compensation amounts and packages for companies that are considered competitors of our Company for executive talent.  These are typically used as a check to determine if the amount of annual compensation that is set under the process outlined above has yielded an appropriate amount of overall compensation for the executive officer as compared with the general market.

The Committee itself does its own evaluation of the performance of the chief executive officer for the year in setting the chief executive officer's annual incentive compensation and long-term compensation.  The Committee typically includes in its analysis of the chief executive officer's annual bonus a compensation peer group survey.

Compensation Peer Group

We annually identify for the Committee a group of companies that we consider to be peer companies.  Typically, these companies are other investment banking and financial services firms of similar size and scope of services offered.  We gather this information primarily from external market surveys on compensation that are available in the market as well as publicly available data on the specific competitive companies that are available from that companies public filings, such as proxy statements.  Except in the case of the chief executive officer's compensation, this compensation information is used as a final review of the appropriateness of the compensation levels set by our Committee's analysis of the financial and qualitative data presented for each of these officers.

For 2008, the following companies were included in the compensation survey:

B. C. Ziegler & Co.

D.A. Davidson & Co.

First Command Financial Services, Inc.

Hilliard Lyons

Morgan Keegan & Company, Inc.

Raymond, James & Associates

RBC Wealth Management

Robert W. Baird & Co. Inc.

Scott & Stringfellow Investment Corp.

Southwest Securities

Waddell & Reed, Inc.

Wells Fargo Bank

William Blair & Company

Compensation Consultants

While we use publicly available external market surveys with respect to compensation data that we believe to be relevant to the Committee's analysis, we have not engaged an independent outside compensation consultant for 2008 and have not engaged such a consultant to date in 2009.

Compensation Program and Payments

The key components of our executive compensation program are base salary, annual incentive compensation, long-term incentive compensation, merger-related compensation, and perquisites.  Executive officers are also entitled to participate in health and welfare plans and retirement savings plans generally available to all of our employees.

Base Salary

We pay relatively low levels of base salary compared to the market due to our variable pay-for-performance philosophy.  Mr. Kruszewski is paid a $200,000 annual base salary and his salary has not been increased since he joined our Company in 1997.  Likewise, Messrs Zemlyak and McCuaig continue to receive annual base salaries of $175,000 each, also without increase since they joined our Company in 1999 and 1998, respectively.  Messrs. Himelfarb and Mulroy each receive an annual base salary of $250,000, which was the base salary that each was earning at Legg Mason Capital Markets Group at the time of its acquisition by our Company in December 2005.

A reflection of our performance-based compensation structure is that the base salary for each of the named executive officers is a relatively small portion of the executive's total compensation.  In 2008, base salaries paid to our named executive officers represented a range from approximately 5.1% of total compensation paid to the executive to approximately 10.8% of the executive's total compensation.

Annual Incentive Compensation

The Committee has established an annual incentive compensation program for the named executive officers that provides a significant portion of the total compensation paid to each of the named executive officers.  The objective of the annual incentive compensation portion of the executive compensation program is to provide cash and equity compensation that is variable based upon the achievement of financial goals for our Company and the business units in which the executive officer serves and a qualitative evaluation of the individual executive officer's performance for the year.

Compensation Determinations and Relevant Factors.  For purposes of complying with the requirements of Section 162(m) of the Internal Revenue Code, the Committee establishes at the beginning of each year a total bonus pool and an individual bonus limitation for any one executive officer.  For 2008, these Section 162(m) limitations were primarily based upon a combination of total revenues of our Company and pre-tax, pre-bonus income.  After the computation of the possible bonus pool, the Committee utilizes the negative discretion allowable under Section 162(m) to evaluate a variety of subjective factors in evaluating each executive officer's performance, and resulting incentive compensation award, for the year.  In the case of all named executive officers other than Mr. Kruszewski, the performance evaluation of each executive officer by the chief executive officer, and the chief executive officer's recommendation as to the annual incentive compensation payment level for each executive officer, is factored into the decision of the Committee as to the annual incentive compensation amount to be paid.  The Committee, however, has full discretion to determine the annual incentive compensation actually paid to each of the named executive officers.  With respect to the chief executive officer, the Committee completes its own evaluation of the chief executive officer's performance for the year and sets the annual incentive compensation amount to be paid to the chief executive officer without outside recommendation.   In its assessments, the Committee utilizes complete discretion in setting annual incentive compensation for the named executive officers primarily on the basis of Company performance, with the factors considered by the Committee given no particular weighting.  No Company or individual performance targets or other quantitative formulas are utilized by the Committee in the setting of awards.  Instead, at the end of each fiscal year, the  Committee reviews Company performance and the individual performance evaluations, including any Company achievements to which the individual named executive officer contributed.

Some of the factors considered by the Committee with respect to 2008 annual incentive compensation, without any particular weighting, were as follows:

  Review of our overall corporate financial results for the last completed year;Review of strategic decisions, including acquisitions, which may impact overall stockholder value, both over short and long-term horizons;
  Stock price performance over the course of the year and prior 5 years;
  Review of the financial results of the business unit, if any, at which the named executive officer primarily works;
  Review of the named executive officer's historical compensation;
  Review of the named executive officer's stock ownership levels against our stock ownership guidelines discussed below;
  Summary sheets for current compensation;
  The recommendations of our chief executive officer; and
  Review of the annual incentive compensation determined from the above analysis against market data regarding executive compensation at companies regarded as competitive to us for executive talent.

In particular, in setting annual incentive compensation for the named executive officers for 2008, the Committee considered the Company's relative performance in light of the global financial and credit crisis and economic recession, including the following (some of which factors are considerations that decreased the annual incentive compensation actually paid):

A.            Overall Company financial performance, including the following:

  Record net revenues of $867.5 million, a 14% increase for 2008 as compared to 2007.
  Thirteenth consecutive annual increase in net revenues.
  Record GAAP net income of $57.2 million, or $2.04 per diluted share, a 78% increase for 2008 as compared to 2007.
  Core net income of $73.1 million, or $2.60 per diluted share, a 9% increase from the prior year core net income.
  Our Private Client Group and Fixed Income Capital Markets net revenues increased 6% and 170%, respectively, in 2008 as compared to 2007.
  Equity Capital Markets segment revenue of $216 million in a difficult investment banking environment although investment banking revenues within the Equity Capital Markets segment declined 51% to $83.7 million from the prior year.
  For the year ended December 31, 2008 and 2007, utilizing core earnings, pre-tax margin was 14%.
  For the year ended December 31, 2008, utilizing core earnings, annualized return on average equity was 15% compared to 18% from the prior year.
  For the year, our stock price increased 31% vs. declines of 37% for the S&P 500 and 62% for the Securities Broker-Dealer Index. Over five years, our stock price has achieved a compound annual growth rate of 35% as compared to compound annual declines of 2% for the S&P 500 and 10% for the Securities Broker-Dealer Index.

B.            The Company's ability to remain well capitalized, as evidenced by the following indicators:

  Stockholder equity of $593 million, or $22.68 pr share.
  A tier-one capital ratio of 49%, which is 12 times the required level.
  Net capital ratio of 58%, 18 times the required level.
  The successful completion of a public offering on September 29, 2008 of 1,495,000 new shares of Company common stock at an offering price of $45.00 per share raising net proceeds to the Company after consideration of the underwriters discount and before any expenses of $64.4 million.

C.            The Company's continued growth, notwithstanding the difficult economic market, as evidenced by the following milestones achieved from January 2008 through March 2009:

  The opening of 62 new offices and the addition of 231 financial advisors to our Company, net of departures. These totals include the acquisition of Butler Wick, which closed on December 31, 2008, and added 75 financial advisors and 18 branch offices.
  The significant amount of work performed in 2008 related to the March 2009 agreement to acquire up to 55 Private Client Group branches from the UBS Wealth Management Americas branch network.
  Expansion of the scope and capability of our Public Finance practice through the addition of 25 professionals and the opening of 4 new offices in Chicago, Illinois; Lansing, Michigan; New York, New York; and San Antonio, Texas.

  The addition of 61 associates to our Equity Capital Markets Group, including 24 in investment banking, 17 in sales and trading, and 13 in research.
  The addition of 55 associates in Fixed Income Capital Markets, adding significantly to sales, trading, and Public Finance, including the addition of 12 highly regarded professionals to spearhead a new Aircraft Finance and Credit Solutions practice.
  The addition of 87 associates to our client service areas to support our growth.

D.            Other factors, including the following:

  Our continued award-winning research efforts, ranking #1 out of 246 firms in both stock-picking performance and earnings accuracy contributing to a $160 million increase in our  institutional cash equity business up 33% from 2007.
  Our Public Finance Group acting as sole, senior, or co manager on 535 transactions totaling $12 billion.
  The payment of a 50% stock dividend in the form of a 3-for-2 stock split distributed on June 12, 2008 to shareholders of record on May 29, 2008.
  Stifel Bank assets growth of  38% to $343 million, while adding 35 new associates.
  Our determination not to participate in the U.S. Treasury Department Troubled Asset Relief Program (TARP) Capital Purchase Program, although we were eligible to receive funding.
  The uncertainty regarding the resolution of the auction rate securities matter.

Based on the foregoing, the annual incentive compensation for 2008 payable in cash, mandatory stock units, elective stock units and matched stock units for each of the named executive officers is set forth in the table below:

Name	Cash Bonus ($)	Mandatory Stock Units ($)	Elective Stock Units ($)	Annual Incentive Compensation ($)	Company Match Stock Units ($)	Total Incentive Compensation ($)
Ronald J. Kruszewski	2,720,000	480,000	-	3,200,000	120,000	3,320,000
James M. Zemlyak	962,500	206,250	206,250	1,375,000	103,125	1,478,125
Richard J. Himelfarb	910,000	195,000	195,000	1,300,000	97,500	1,397,500
Scott B. McCuaig	927,500	198,750	198,750	1,325,000	99,375	1,424,375
Thomas P. Mulroy	1,400,000	300,000	300,000	2,000,000	150,000	2,150,000

Form of Payment.  In order to increase share ownership and to encourage retention among our named executive officers, 15% of the named executive officer's annual incentive compensation amount for 2008 has been paid, on a mandatory basis, in stock units valued at the fair market value of our common stock on the date of payment of each year, typically in February.  The stock units are issued under our 2001 Incentive Stock Plan (2008 Restatement) which was  approved by our stockholders in 2008.  The stock units vest ratably over a three-year period after payment.  In addition, the named executive officer can elect to defer a portion of his cash bonus into stock units as well.  The stock units that are electively deferred are immediately vested.  The Company will match 25% of the value of the mandatory and elective deferrals of each of the named executive officers by crediting the executive with additional stock units that vest on the third anniversary of payment.

Long-Term Incentive Awards

Long-term incentives are intended to provide compensation opportunities for the named executive officers based upon the creation of stockholder value and an increase in our stock price.  Long-term incentive awards meet the requirements of Section 162(m) of the Internal Revenue Code, but the Committee uses negative discretion to subjectively set long-term incentive awards. Long-term incentive awards are granted at the complete discretion of the Compensation Committee.  No performance targets or specific criteria are utilized in the award process other than the consideration of overall stockholder value and the Company's stock price.  These stock units will vest ratably over a five-year period after the date of the award.  The units will also vest in the event of a change-in-control of our Company, or the retirement, death or disability of the executive officer.

In making the determination as to the long-term incentive awards to be granted to the named executive officers in 2008, the Compensation Committee considered the factors identified above with respect to the annual incentive compensation determinations for the named executive officers (beginning on page 25) in light of the Company's efforts to provide a mix of cash and short and long term compensation components designed to incent employees to remain with the Company.

The stock unit awards made in 2008 follow:

Name	Dollar Value ($) of Award(1)
Ronald J. Kruszewski	600,000
James M. Zemlyak	100,000
Richard J. Himelfarb	100,000
Scott B. McCuaig	100,000
Thomas P. Mulroy	150,000

__________________________

(1)   These awards vest ratably over a five year period.  During 2008, we recognized no expense under FAS 123(R) in connection with these awards.

Merger-Related Awards

As a means of assuring commitment and long-term retention of the former Legg Mason Capital Markets Group executives who became executive officers of our Company, Messrs. Himelfarb and Mulroy entered into letter agreements with us in September 2005.  Pursuant to these letter agreements, Messrs. Himelfarb and Mulroy each were required to purchase $2,000,000 of our common stock at $25 per share which was the approximate market price of our common stock at the time.  In connection with their agreement to purchase our common stock and enter into non-compete and non-solicitation agreements, we agreed to provide a 50% match to their common stock purchase in the form of our stock units and award $500,000 in additional stock units.  As of the letter agreement date, these merger-related awards totaled $1.5 million and vest annually over a three-year period.  As a result of the increase in stock price from the letter agreement date to the award date, we were required to (i) charge compensation expense in 2006 to all the participants reporting the difference between the agreed upon purchase price of $25 per share and the value determined at the date of the purchase, which resulted in 2006 compensation of $1,066,176 for each of Messrs. Himelfarb and Mulroy, and (ii) expense the value of the match shares and the unit grant share at the price on the award date over a three-year period in accordance with SFAS No. 123(R), which was $2,255,400 or $751,800 per year for three years.  As a result, the merger-related compensation we charged to expense over three years increased from $1.5 million to approximately $3.3 million.  The table below illustrates the merger related compensation for Messrs. Himelfarb and Mulroy over the applicable three years.

Description	Shares /Units	Initial Value (2)	Grant Date Value (3)	2006 (4)	2007 (4)	2008 (4)	Total (4)
Stock Purchase (1)	80,000	$ -	$ 1,066,176	$1,066,176			$1,066,176

50% Unit Match	40,000	$ 1,000,000	$ 1,503,600	501,200	501,200	501,200	1,503,600
Unit Grant	20,000	$ 500,000	$ 751,800	250,600	250,600	250,600	751,800
TOTAL		$ 1,500,000	$ 3,321,576	$1,817,976	$751,800	$751,800	$3,321,576

__________________________

(1)   Messrs. Himelfarb and Mulroy purchased 80,000 shares of our common stock for $2,000,000.

(2)   The initial value represents the compensation expense that would have been recorded at market price of $25.00 per share, which was the approximate market value when the letter agreements were offered.

(3)   The grant date value is based on the market value of the stock when the stock was purchased and the units were awarded to the named executive officers.

(4)   The compensation for the stock purchase was recognized in January 2006 and the compensation related to the units is amortized over the three-year vesting period.  The FAS 123(R) expense recognized in 2006, 2007 and 2008 is presented in the Summary Compensation Table (see page 32).  The stock purchase compensation realized in 2006 by Messrs. Himelfarb and Mulroy is under the caption "All Other Compensation" and the amortization of the stock unit grants is contained under the caption "Stock Awards" in 2006, 2007 and 2008.

 Perquisites and Other Personal Benefits

We provide executives with perquisites and other personal benefits that the Committee believes are reasonable and consistent with our overall compensation program to better enable us to attract and retain the best talent for key executive positions.  The Committee periodically reviews the dollar amount of perquisites provided and may make adjustments as it deems necessary.  Perquisites currently provided generally include: an annual cash stipend for non-accountable expenses, dues for membership in private clubs, and personal and family travel.

Retirement Plans

We sponsor a profit sharing 401(k) plan in which all eligible employees, including the named executive officers may participate.  We match up to 50% of the first $2,000 of each employee's contribution to the 401(k) plan.  In addition, employees, including the named executive officers, also participate in our employee stock ownership plan and trust.  Employee stock ownership contributions for a particular year are based upon each individual's calendar year earnings up to a maximum prescribed by the Internal Revenue Code.

Health and Welfare Plans

Full-time employees, including the named executive officers, participate in the same broad-based, market competitive health and welfare plans (including medical, prescription drug, dental, vision, life and disability insurance).  These benefits are available to the named executive officers on the same basis as they are made available to all other full-time employees.

Employee Ownership Guidelines

Since 1997, a major goal of ours has been to increase the ownership of our common stock by all associates, including the named executive officers.  The primary vehicle utilized to achieve this goal has been the requirement for a portion of the annual incentive compensation to be paid in stock units.  This mandatory deferral can be up to 15% of each associate's annual incentive compensation. In addition, each associate can electively defer an additional 15% of their annual incentive compensation.  This mandatory deferral and any elective deferral into stock units are matched at the rate of 25% of the stock units so deferred.

Unlike most stock ownership rules, we do not require the employees to purchase shares to meet ownership guidelines.  Instead, our guidelines restrict future sale of shares if the result is that the executive's ownership is below the required levels.  The level of a named executive officer's stock ownership as compared with the required guidelines will also be a factor that will be considered by the Committee in making compensation determinations.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code provides that compensation in excess of $1 million paid to the chief executive officer and the other most highly compensated executive officers of a public company will generally be non-deductible for federal income tax purposes, subject to certain exceptions.  The Committee intends to structure compensation arrangements in a manner that will avoid the deduction limitations imposed by Section 162(m) in appropriate circumstances.  However, the Committee believes that it is important and necessary that the Committee retain the right and flexibility to provide and revise compensation arrangements, such as base salary and cash bonus incentive opportunities, that may not qualify under Section 162(m) if, in the Committee's view, such arrangements are in our best interests and the best interests of our stockholders.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The responsibilities of the Compensation Committee are provided in its Charter, which has been approved by our board of directors.  In fulfilling its oversight responsibilities with respect to the Compensation Disclosure and Analysis included in this Report the Compensation Committee, among other things, has:

    reviewed and discussed the Compensation Disclosure and Analysis with management; and
    following such review, the Compensation and Benefits Committee recommended the inclusion of such Compensation Disclosure and Analysis in this proxy statement.

Compensation Committee

James M. Oates, Chairman
Robert E. Lefton, Vice-Chairman
Bruce A. Beda,  Charles A. Dill
Frederick O. Hanser

* * *

EXECUTIVE COMPENSATION IN THE LAST FISCAL YEAR

Summary Compensation Table

The following table presents summary information concerning compensation earned in the 2006, 2007, and 2008 fiscal years by our chief executive officer, our chief financial officer, and each of our three most highly compensated other executive officers for services rendered to us and our subsidiaries.

Name and Principal Position		Salary ($)	Bonus ($)(1)	Stock Awards ($) (2)	Option Awards ($)(3)	All Other Compensation ($) (4)	Total ($)
Ronald J. Kruszewski Chairman, President and Chief Executive Officer of Stifel Financial Corp. and Chief Executive Officer of Stifel Nicolaus & Company, Inc.	2008 2007 2006	200,000 200,000 200,000	2,720,000 2,100,000 1,955,000	938,435 1,082,656 1,014,406	4,087 23,147 46,232	61,493 31,004 35,443	3,924,015 3,436,807 3,251,081
James M. Zemlyak Senior Vice President, Chief Financial Officer and Treasurer of Stifel Financial Corp. and Executive Vice President, and Co-Chief Operating Officer of Stifel Nicolaus & Company, Inc	2008 2007 2006	175,000 175,000 175,000	962,500 927,500 770,000	540,589 501,717 440,066	2,725 15,156 26,407	12,170 8,263 6,187	1,692,984 1,627,636 1,417,660
Richard J. Himelfarb Senior Vice President of Stifel Financial Corp. and Executive Vice President, Director of Investment Banking of Stifel Nicolaus & Company, Inc.	2008 2007 2006	250,000 250,000 250,000	910,000 1,317,500 1,105,000	1,364,864 902,239 763,233	- - -	12,170 12,493 1,079,231	2,537,034 2,482,232 3,197,464
Scott B. McCuaig Senior Vice President of Stifel Financial Corp. and President and Co-Chief Operating Officer of Stifel Nicolaus & Company, Inc.	2008 2007 2006	175,000 175,000 175,000	927,500 1,126,250 935,000	500,928 285,059 270,275	2,725 15,156 26,407	13,638 19,433 21,095	1,619,791 1,620,898 1,427,777

Name and Principal Position	Salary ($)	Bonus ($)(1)	Stock Awards ($) (2)	Option Awards ($)(3)	All Other Compensation ($) (4)	Total ($)
Thomas P. Mulroy Senior Vice President of Stifel Financial Corp. and Executive Vice President, Director of Equity Capital Markets of Stifel Nicolaus & Company, Inc.	2008 2007 2006	250,000 250,000 250,000	1,400,000 1,275,000 1,105,000	1,262,776 996,378 763,241	- - -	12,170 12,103 1,090,831	2,924,946 2,533,481 3,209,072

__________________________

(1) Represents the cash bonuses paid to each named executive officer.

(2) The stock award values represent the dollar amount of compensation cost recognized for financial statement reporting purposes for the fiscal years ended December 31, 2008, December 31, 2007, and December 31, 2006, determined in accordance with FAS 123(R).  These include amounts related to restricted stock awards granted under the Stifel, Nicolaus & Company, Incorporated Wealth Accumulation Plan, discussed in further detail under the "Compensation Discussion and Analysis" section, including units granted as long term incentive awards, merger-related awards and to match mandatory and elective deferrals.  Assumptions used in the calculation of these amounts are included in "Note 19 - Stock-Based Compensation Plans" in our Notes to Consolidated Financial Statements to our Company's audited financial statements for the fiscal year ended December 31, 2008, included in the Company's Annual Report on Form 10-K filed with the SEC on February 27, 2009; "Note P - Stock-Based Compensation Plans" in our Notes to Consolidated Financial Statements to our Company's audited financial statements for the fiscal year ended December 31, 2007, included in the Company's Annual Report on Form 10-K filed with the SEC on March 4, 2008; and "Note J - Stock-Based Compensation Plans" in our Notes to Consolidated Financial Statements to our Company's audited financial statements for the fiscal year ended December 31, 2006, included in the Company's Annual Report on Form 10-K filed with the SEC on March 16, 2007.

(3) The option award values represent the dollar amount of compensation cost recognized for financial statement reporting purposes for the fiscal years ended December 31, 2008, December 31, 2007, and December 31, 2006, determined in accordance with FAS 123(R).  These include amounts related to unvested stock option grants awarded in 1999-2004 under the Stifel, Nicolaus & Company, Incorporated Wealth Accumulation Plan, discussed in further detail in the "Compensation Discussion and Analysis" section.  Assumptions used in the calculation of these amounts are included in "Note 19 - Stock-Based Compensation Plans" in our Notes to Consolidated Financial Statements to our Company's audited financial statements for the fiscal year ended December 31, 2008, included in the Company's Annual Report on Form 10-K filed with the SEC on February 27, 2009; "Note P - Stock-Based Compensation Plans" in our Notes to Consolidated Financial Statements to our Company's audited financial statements for the fiscal year ended December 31, 2007, included in the Company's Annual Report on Form 10-K filed with the SEC on March 4, 2008; and "Note J - Stock-Based Compensation Plans" in our Notes to Consolidated Financial Statements to our Company's audited financial statements for the fiscal year ended December 31, 2006, included in the Company's Annual Report on Form 10-K filed with the SEC on March 16, 2007.

(4) All Other Compensation for 2008 includes the following aggregate perquisites and other items that equaled or exceeded $10,000:

__________________________

Name	Non-Accountable Expense Allowance ($)	Contribution to Employee Stock Ownership Plan ($)	Contribution to Profit Sharing 401(k) Plan ($)	Personal and Family Transportation	Total Benefits ($)
Ronald J. Kruszewski	25,000	1,170	1,000	34,323(y)	61,493
James M. Zemlyak	10,000	1,170	1,000	-	12,170
Richard J. Himelfarb	10,000	1,170	1,000	-	12,170
Scott B. McCuaig	10,000	1,170	1,000	1,468(z)	13,638
Thomas P. Mulroy	10,000	1,170	1,000	-	12,170

__________________________

(y)  Mr. Kruszewski's amounts for 2008 include $34,323, reflecting personal use of Company aircraft. The value of personal use of Company aircraft includes variable costs incurred in connection with personal flight activity, and does not include fixed costs of owning and operating the Company aircraft. The value was calculated for 2008 based on the incremental cost of personal travel, including: landing, parking and flight planning expenses; crew travel expenses; supplies and catering; aircraft fuel and oil expenses per hour of flight; maintenance, parts and external labor per hour of flight; and customs, foreign permits and similar fees.

(z)  The amount represents the incremental cost of spousal travel, meals, and other related amenities when Mr. McCuaig's spouse accompanied Mr. McCuaig on Company or industry-related events.

Grants of Plan-Based Awards

The following table sets forth information concerning grants of plan-based awards earned for the fiscal year ended December 31, 2008 for the named executive officers:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	All Other Option Awards: Number of Securities Under-lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value ($) (2)
		Thresh-old ($)	Target ($)	Maxi-mum ($)	Thresh-old (#)	Target (#)	Maxi-mum (#)
Ronald J. Kruszewski		-	-	-	-	-	-	33,333	-	-	1,200,000
James M. Zemlyak		-	-	-	-	-	-	17,100	-	-	615,625
Richard J. Himelfarb		-	-	-	-	-	-	16,318	-	-	587,500
Scott B. McCuaig		-	-	-	-	-	-	16,578	-	-	596,875
Thomas P. Mulroy		-	-	-	-	-	-	24,999	-	-	900,000

__________________________

(1)  Represents the total number of stock units allocated to each named executive officer in connection with the 2008 fiscal year, including grants made in February 2009 for services performed in 2008.  The stock units granted were part of the named executive officers' annual incentive compensation (see page 25).  These units vest over a three to five year period. The components of the total stock unit awards and associated fair values are set forth below.

Stock Unit Awards and Grant Date Fair Value under FAS 123(R)
		Data
Name	Asset Category	Units (#)	Sum of Grant Date Fair Value ($)
Ronald J. Kruszewski	Mandatory Deferral	13,333	480,000
	Company Match	3,333	120,000
	Long Term Incentive	16,667	600,000
	Total	33,333	1,200,000
James M. Zemlyak	Mandatory Deferral	5,729	206,250
	Elective Deferral	5,729	206,250
	Company Match	2,864	103,125
	Long Term Incentive	2,778	100,000
	Total	17,100	615,625
Richard J. Himelfarb	Mandatory Deferral	5,416	195,000
	Elective Deferral	5,416	195,000

Stock Unit Awards and Grant Date Fair Value under FAS 123(R)
Data
Name	Asset Category	Units (#)	Sum of Grant Date Fair Value ($)
	Company Match	2,708	97,500
	Long Term Incentive	2,778	100,000
	Total	16,318	587,500
Scott B. McCuaig	Mandatory Deferral	5,520	198,750
	Elective Deferral	5,520	198,750
	Company Match	2,760	99,375
	Long Term Incentive	2,778	100,000
	Total	16,578	596,875
Thomas P. Mulroy	Mandatory Deferral	8,333	300,000
	Elective Deferral	8,333	300,000
	Company Match	4,166	150,000
	Long Term Incentive	4,167	150,000
	Total	24,999	900,000

__________________________

(2) The grant date fair values are calculated based upon the provisions of FAS 123(R).

Additional Information About the Compensation Paid to the Named Executive Officers in 2008

We entered into an employment letter with Ronald J. Kruszewski as of September 25, 1997.  Under the employment letter, Mr. Kruszewski receives an annual salary of at least $200,000 and he is eligible to participate in the executive bonus pool and in all other employee benefits we provide to senior executive officers.

We entered into an employment arrangement with Scott B. McCuaig on January 26, 1998 which provides for the employment of Mr. McCuaig at a base salary of at least $175,000 per annum.  Mr. McCuaig is eligible to participate in our executive bonus pool and in all other employee benefits provided to our senior executive officers.

We entered into an employment arrangement with James M. Zemlyak on February 1, 1999 which provides for the employment of Mr. Zemlyak at a base salary of at least $175,000 per annum.  Mr. Zemlyak is eligible to participate in all other employee benefits provided to our senior executive officers.

We entered into employment agreements with each of Richard J. Himelfarb and Thomas P. Mulroy on August 16, 2005 which provide for their employment at a base salary of at least $250,000 per annum.  Pursuant to their respective agreements, Mr. Himelfarb and Mr. Mulroy are eligible to participate in all other employee benefits provided to our senior executive officers.

Pursuant to the Stifel, Nicolaus & Company, Incorporated Wealth Accumulation Plan, participants in the plan receive, on a mandatory basis, stock units as a portion of their incentive compensation earned. Participants may also elect to receive up to 15% of incentive compensation earned by such individuals in stock units.  In addition, each individual also receives stock units equal to 25% of the mandatory and elective stock unit portions of the incentive compensation.  All stock units are issued to participants based upon the fair market value of our common stock on the date of issuance.  Stock units received on a mandatory basis vest ratably over a three-year period following the date of issuance.  Stock units that the participant elects to receive are fully vested on the date of issuance. Stock units issued as the 25% match vest at the end of the three-year period following the date of issuance.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning the number of exercisable and unexercisable stock options and stock awards at December 31, 2008 held by the individuals named in the Summary Compensation Table.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($) (1)	Option Expiration Date(2)	Number of Stock Units That Have Not Vested (#)(3)	Market Value of Stock Units That Have Not Vested ($)(4)
Ronald J. Kruszewski	24,000	-		$ 5.22	2/1/2010	136,850	6,274,573
	16,000	-		$ 5.22	2/1/2010
	49,999	-		$ 5.50	1/3/2011
	79,999	-		$ 5.20	1/2/2012
	60,000	-		$ 5.80	2/10/2013
James M. Zemlyak	84,000	-		$ 4.73	2/1/2009	39,204	1,797,503
	13,332	-		$ 5.22	2/1/2010
	6,667	-		$ 5.22	2/1/2010
	28,000	-		$ 5.50	1/3/2011
	40,000	-		$ 5.20	1/2/2012
	40,000	-		$ 5.80	2/10/2013
Richard J. Himelfarb	-	-		-	-	18,445	845,703
Scott B. McCuaig	9,600	-		$ 5.22	2/1/2010	36,158	1,657,844
	28,000	-		$ 5.50	1/3/2001
	40,000	-		$ 5.20	1/2/2012
	40,000	-		$ 5.80	2/10/2013
Thomas P. Mulroy	-	-		-	-	22,691	1,040,382

__________________________

(1)  The option exercise price is the market price on the day of grant.

(2)  The options expire 10 years after the date of grant.

(3)  These units vest over a three to five year period.  In addition to the amounts listed, as of December 31, 2008, based on our common stock closing stock price at year end of  $45.85, Mr. Kruszewski held 181,652 units which were fully vested and were valued at $8,328,744, Mr. Zemlyak held 29,319 units which were fully vested and were valued at $1,344,276, Mr. Himelfarb held 3,082 units which were fully vested and were valued at $141,310, Mr. McCuaig held 40,412 units which were fully vested and were valued at $1,852,890, Mr. Mulroy held 9,069 units which were fully vested and were valued at $415,814.

(4)  Based on the closing price of $45.85 per share of our common stock on December 31, 2008.

Options Exercised and Stock Units Converted

The following table sets forth information concerning amounts received or realized upon exercise of options or similar instruments, and the vesting of stock or similar instruments, by the named executive officers.

	Option Awards (1)		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting/Conversion (#)	Value Realized on Vesting/Conversion ($) (1)
Ronald J. Kruszewski	25,200	823,998	84,976	2,399,170
James M. Zemlyak	-	-	29,907	844,374
Richard J. Himelfarb	-	-	31,479	1,291,557
Scott B. McCuaig	42,000	1,166,867	35,680	1,007,379
Thomas P. Mulroy	-	-	31,479	1,291,557

______________________

(1)  Executives are given the option to surrender shares of Company common stock to pay option exercise prices. With respect to stock awards, represents the dollar value of gross units converted into our common stock by the named executive officers.  Executives realize ordinary income and have a resulting tax liability equal to the current market price value of the shares received when vested stock units are converted into common stock.  As a result, executives are given the ability to surrender shares in order to pay tax liabilities. During 2008, Messrs. Kruszewski  and McCuaig surrendered 48,832 shares and 19,314 shares, respectively, as payment for option exercise prices and tax liabilities.  Messrs. Zemlyak,  Himelfarb and Mulroy surrendered 12,907 shares, 13,715 shares, and  14,316 shares, respectively, as payment for tax liabilities. Shares surrender are valued at fair market value on the date of exercise or date of conversion.

Post-Retirement Benefits

Nonqualified Deferred Compensation.  The following table sets forth information concerning contributions, earnings, and balances under nonqualified deferred contribution plans for the named executive officers:

Name	Aggregate Balance at Beginning of Year ($)	Executive Contribution in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
Ronald J. Kruszewski	$ 12,443,477	$ 699,944	$ 674,930	$ 3,183,838	$ (2,398,872)	$ 14,603,317
James M. Zemlyak	$ 2,713,033	$ 397,445	$ 199,319	$ 676,258	$ (844,275)	$ 3,141,780
Richard J. Himelfarb	$ 1,375,599	$ 232,482	$ 158,064	$ 512,425	$ (1,291,557)	$ 987,013
Scott B. McCuaig	$ 3,504,000	$ 198,694	$ 149,659	$ 665,627	$ (1,007,246)	$ 3,510,734
Thomas P. Mulroy	$ 1,375,599	$ 424,958	$ 256,133	$ 691,063	$ (1,291,557)	$ 1,456,196

______________________

(1) The amounts listed in this column are included within the "Bonus" column of the Company's Summary Compensation Table for each named executive officer.

(2) The Company's matching contribution to the named executive officers was awarded in the form of Company common stock, the value of which has been included within  the "Stock Awards" column of the Company's Summary Compensation Table for each named executive officer.

(3) The earnings listed in this column have not been included in the Company's Summary Compensation Table because these earnings were not above-market.

(4) Amounts reported in this column for each named executive officer include the amounts of bonus and Company's matching contributions from prior years that were reported in the Company's Summary Compensation Table for those years. For the value of the unvested stock units, refer to the Outstanding Equity Awards table (see page 37).

As provided above, our executives were required to defer 15% of their bonuses pursuant to the Stifel, Nicolaus & Company, Incorporated Wealth Accumulation Plan.  In addition, each executive can elect to defer up to an additional 15% percent of his bonus.  Our Company matched 25% of the combined value of the mandatory and elective deferrals by each executive, the value of which is presented above for the last fiscal year.

Discussion of Post-Employment Payments

Long-Term Incentive Awards.  The Long-Term Incentive Awards made to the named executive officers vest in the event of a change-in-control of our Company, or the death or disability of the executive officer.   These awards also vest upon retirement if the participant has reached the age of 65 and has 5 or more years of prior service.

Assuming any of these events had occurred at December 31, 2008, the named executive officer would have received full vesting of some or all of their outstanding units and these units would have been converted into common stock as follows:

Name	Number of Shares Acquired if Vesting (#)	Value Realized if Vesting ($) (1)
Ronald J. Kruszewski	97,290	4,460,747
James M. Zemlyak	17,748	813,746
Richard J. Himelfarb	5,283	242,226
Scott B. McCuaig	3,522	161,484
Thomas P. Mulroy	17,748	813,746

__________________________

(1) Based on a closing stock price at December 31, 2008 of our common stock of $45.85.

Merger-Related Agreements.  In connection with the Legg Mason acquisition in 2005, each of Messrs. Himelfarb and Mulroy is subject to non-compete, non-solicit, and confidentiality provisions pursuant to an employment agreement.  The agreements provide that, during the time of their employment with our Company, each of Messrs. Himelfarb and Mulroy cannot directly or indirectly compete, assist in or provide financial resources to any activity which competes with our Company in the financial services industry.  In addition, during their employment with the Company and for a period six months thereafter, each of them is prohibited from soliciting a Stifel employee to be employed or perform services for another party, and from interfering with any contractual relationship that Stifel may have with any employee.  The agreements also prohibit Messrs. Himelfarb and Mulroy from disclosing any non-public information learned or obtained during the period of their employment with the Company.

In addition to the above, pursuant to each of their employment agreements, in the event of death or permanent disability, each of Messrs. Himelfarb and Mulroy or their respective estates shall receive regular compensation and benefits from our Company through the end of the month in which the death or disability occurred, as well as any applicable bonus or other benefits to which the applicable executive was entitled.  For these purposes, the employment agreements define permanent disability as "by reason of physical condition, the employee has been or shall be unable to perform a material portion of the services required for a continuous ninety (90) day period (successive periods of disability not separated by a two week disability-free period shall be deemed for this purpose to constitute, in the aggregate, a continuous period of disability)."  In addition, the then-current year's stock units and any "matching" stock awarded to such executive shall fully vest in the event of such death or permanent disability.

In the event of a change in control of our Company, any stock awarded to Messrs. Himelfarb, and Mulroy pursuant to an award agreement shall fully vest (see above table).

PROPOSAL II - ADOPTION OF THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION

The board of directors recently approved a proposal to amend the fourth article of the Company's Restated Certificate of Incorporation, as amended (the "Restated Certificate"), to increase the total number of shares of stock authorized thereunder from 33,000,000 to 100,000,000 and to increase the number of shares of common stock authorized thereunder from 30,000,000 to 97,000,000, and has directed that the proposal be submitted to the vote of the stockholders at the annual meeting.

Description of the Amendment to the Restated Certificate of Incorporation

On April 8, 2009, the record date for the annual meeting, 27,355,079 shares of the Company's common stock were issued and outstanding.  As of that date, the remaining unissued shares of the Company's common stock were fully reserved for issuance pursuant to the Company's incentive compensation plans and outstanding warrants. The board of directors of the Company believes that it is in the best interests of the Company and its stockholders to increase the number of authorized but unissued shares of its common stock. An increase in the number of authorized shares of common stock will require a corresponding increase in the total number of authorized shares of stock. The increase will provide a reserve of shares available for issuance upon authorization of the board for any corporate purpose including, without limitation, stock dividends, stock splits, financing transactions, acquisitions and employee benefit plans, without the necessity of soliciting further stockholder approval, subject to applicable stockholder vote requirements of applicable law and the NYSE.  The board of directors believes that the availability of the additional shares for such purposes without delay or the necessity for a special stockholders' meeting (except as may be required by applicable law or by the rules of the NYSE) will be beneficial to the Company by providing it with the flexibility to consider and respond to future business opportunities and needs as they arise.

The additional shares of common stock for which authorization is sought herein would have rights identical to the shares of common stock now authorized under the Restated Certificate. The amendment to increase the number of authorized shares will have no affect on the legal rights of the holders of the existing shares of common stock.

Adoption of the proposed amendment could render more difficult any attempted takeover of the Company that is opposed by the Company's board of directors. The board of directors may issue, without further action or approval of the stockholders, additional shares of common stock to the public, thereby increasing the number of shares that would have to be acquired to effect a change in control of the Company.  This proposal is not being submitted as a result of or in response to any known accumulation of stock or threatened takeover or attempt to obtain control of the Company by means of a business combination, tender offer, solicitation in opposition to management or otherwise by any person. Additionally, the issuance of additional shares of common stock could lead to the dilution of existing stockholders.

Under the Restated Certificate, the Company currently has 3,000,000 shares of authorized preferred stock ($1.00 par value), none of which are currently outstanding.  The Company is not proposing any change to the authorized preferred stock or any other provision of the Certificate of Incorporation.

The complete text of the fourth article of the Restated Certificate as proposed to be amended is set forth in Appendix A to this proxy statement.

Vote Required to Approve the Amendment to the Restated Certificate of Incorporation

The affirmative vote of a majority of our outstanding shares of common stock is required to approve the amendment to the Restated Certificate of Incorporation of the Company.

We recommend a vote "FOR" the approval of the amendment to the Restated Certificate of Incorporation.

PROPOSAL III - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee approved on February 9, 2009 the re-appointment of Ernst & Young LLP ("E&Y") as the Company's independent registered accounting firm for the year ending December 31, 2009.  In deciding to select E&Y, the Audit Committee reviewed auditor independence issues and existing commercial relationships with E&Y and concluded that E&Y has no commercial relationship with the Company that would impair its independence.  The Audit Committee dismissed the Company's prior independent registered accounting firm, Deloitte & Touche LLP ("Deloitte"), effective as of April 8, 2008.

We did not engage E&Y in any prior consultations during our fiscal years ended December 31, 2007 and 2006 or the subsequent period through April 14, 2008 regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, and neither a written report was provided to the Company nor oral advice was provided that E&Y concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing, or financial reporting issue; or (ii) any matter that was the subject of either a disagreement (as defined in Item 304 (a) (1) (iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as defined in Item 304 (a) (1) (v) of Regulation S-K).

The audit reports of Deloitte on our financial statements for the past two years ended December 31, 2007 and 2006 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles.  During the two fiscal years ended December 31, 2007 and 2006 and the subsequent period through April 8, 2008, we did not have any disagreements (as defined in Item 304 (a) (1) (iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused it to make reference to the subject matter of the disagreements in connection with its report. Also during this period, there have been no reportable events as that term is described in Item 304 (a) (1) (v) of Regulation S-K.

We provided Deloitte with a copy of our disclosures in response to Item 304 (a) of Regulation S-K and requested that Deloitte furnish us with a letter addressed to the Securities Exchange Commission stating whether it agrees with our statements in response to Item 304 (a) of Regulation S-K and, if not, stating the respects in which it does not agree. This letter from Deloitte was attached as Exhibit 16 to the Company's current report on Form 8-K filed April 14, 2008.

Proposal III requests ratification of the Audit Committee's appointment of E&Y as our independent registered public accounting firm for the fiscal year ending December 31, 2009. Although advisory only because the Audit Committee is required under the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC to have the responsibility for the appointment of our independent registered public accounting firm, this proposal is put before you in order to seek your views on this important corporate matter. If you do not ratify the appointment, the Audit Committee will take the matter under advisement. A resolution will be presented at the meeting to ratify the appointment of E&Y.

The following table sets forth the aggregate fees for professional audit services rendered by Deloitte, our former independent registered public accounting firm, for the audit of our annual financial statements, and fees for other services rendered by Deloitte for the fiscal years ended December 31, 2007, and for professional audit services rendered by E&Y, our current independent registered public accounting firm, for the audit of our annual financial statements, and fees for other services rendered by E&Y for the fiscal years ended December 31, 2008:

	Fiscal Year Ended December 31,
	2008	2007
Type of fee
Audit Fees (1)	$ 899,626	$ 770,000
Audit-Related Fees (2)	--	216,643
Tax Fees (3)	281,509	--
All Other Fees (4)	9,500	--
Total	$ 1,190,635	$ 986,643

______________________

(1)       Audit Fees include fees for professional services rendered for the audits of our annual consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting, including associated out-of-pocket expenses, reviews of unaudited quarterly financial statements and services that are normally provided by independent auditors in connection with statutory and regulatory filings.

(2)     Audit Related Fees for fiscal 2007 include fees for assurance and related services provided by our independent auditor that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not included above under "Audit Fees." These services principally include advisory services related to the review of our internal controls under the provisions of Section 404 of the Sarbanes-Oxley Act.

(3)     Tax Fees include fees for services principally related to the review of Company-prepared calculations, preparation of related federal and state tax returns, and acquisition-related tax research and consultation.

(4)     All Other Fees include an annual license fee for access to E&Y's web-based accounting research tool and miscellaneous consulting fees.

Our Audit Committee has established a policy requiring the approval of all audit engagement fees and terms and the pre-approval of all non-audit services provided to us by our registered public accounting firm.  The policy prohibits the Audit Committee from delegating to management the committee's responsibility to pre-approve permitted services of our independent registered public accounting firm.

We have been advised that a representative of E&Y will be present at the meeting with an opportunity to make a statement if such representative desires and will be available to respond to questions of the stockholders.  Representatives of Deloitte are not expected to be present at the annual meeting to make a statement or respond to questions.

Vote Required to Ratify the Appointment of E&Y as our independent registered public accounting firm for 2009

The affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to be cast at the meeting, is required to ratify the appointment of E&Y as our independent registered public accounting firm for 2009.

We recommend a vote "FOR" ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2009.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the board of directors oversees our financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls.  The committee operates pursuant to a written charter which was approved and adopted by the board of directors.  Our board of directors has determined that each of the members of the committee is independent within the meaning of the listing standards of the SEC and the NYSE.  Our independent registered public accounting firm for the year ended December 31, 2008, Ernst & Young LLP, was responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles in the United States of America.  Our board of directors has determined that Bruce A. Beda meets the SEC's requirements for and has designated him as, the "Audit Committee Financial Expert."  Mr. Beda also qualifies as an "independent" audit committee member, as defined by NYSE listing standards.

In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements in our Annual Report on Form 10-K with management.  In connection with its review of our financial statements, the committee discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The committee meets with the independent registered public accounting firm, with and without management present, to discuss their evaluations of our internal controls and the overall quality of our financial reporting.  The committee reviewed with the independent registered public accounting firm the acceptability of our accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards, including, but not limited to, those matters under Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards).  The committee has received from the independent registered public accounting firm the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).  In connection with this disclosure, the committee has discussed with the independent registered public accounting firm the accountants' independence from management and us, including matters in the written disclosures pursuant to Rule 3526 of the Public Company Accounting Oversight Board Communicating with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with the accountants' independence. The committee also reviews the internal audit department's organization, responsibilities, budget and staffing.  The committee reviewed with both the independent registered public accounting firm and the internal auditors their audit plans, audit scope, identification of audit risks and the results of the audit examinations.

Management is responsible for our financial reporting process, including our system of internal control, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles in the United States of America.  Our independent registered public accounting firm is responsible for auditing those financial statements. The committee's responsibility is to monitor and review these processes.  It is not the committee's duty or responsibility to conduct auditing or accounting reviews or procedures.  The members of the committee are not employees and may not be, and may not represent themselves to be or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing.  Therefore, the committee has relied, without independent verification, on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent registered public accounting firm included in their report on our financial statements.  The committee's oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  Furthermore, the committee's considerations and discussions with management and the independent registered public accounting firm do not assure that our financial statements are presented in accordance with generally accepted accounting principles in the United States of America, that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards or that our independent registered public accounting firm is in fact "independent."

In reliance on the reviews and discussions referred to above, the committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC.

Audit Committee
Bruce A. Beda, Chairman
Robert J. Baer
John P. Dubinsky
Richard F. Ford
James M. Oates
Kelvin R. Westbrook

* * *

FUTURE STOCKHOLDER PROPOSALS

In order to be considered for inclusion in the proxy statement for the 2010 annual meeting of stockholders, proposals of stockholders, including nominations of directors,  must be received by us by December 28, 2009.  Upon receipt of any such proposal, we will determine whether to include such proposal in the proxy statement and proxy card in accordance with regulations governing the solicitation of proxies. Any stockholder wishing to nominate a candidate for director at a stockholders' meeting must furnish certain information about the proposed nominee, including name, contact information, background, experience and other pertinent information on the proposed candidate.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our officers and directors, and persons who own more than 10 percent of our outstanding stock, file reports of ownership and changes in ownership with the SEC.  To our knowledge, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10 percent beneficial owners were complied with during the year ended December 31, 2008, except that Messrs. Himelfarb, Mulroy and Sullivan each had one late filing related to one transaction.  All such late filings related to the conversion of vested stock units into Company common stock.

ANNUAL REPORT

We simultaneously mailed the Annual Report for the year ended December 31, 2008 to our stockholders.

A copy our Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC (excluding exhibits), may be obtained by any stockholder, without charge, upon written request to James M. Zemlyak, Stifel Financial Corp., 501 North Broadway, St. Louis, MO 63102, or by accessing our Internet site at www.stifel.com and clicking "Investor Relations" and the subheading "Stifel Financial Corp. - SEC Filings."

HOUSEHOLDING OF MATERIALS

In some instances, only one copy of the proxy materials is being delivered to multiple stockholders sharing an address, unless we have received instructions from one or more of the stockholders to continue to deliver multiple copies.  We will deliver promptly upon oral or written request a separate copy of the proxy materials to any stockholder at your address.  If you wish to receive a separate copy of proxy materials, you may call us at 800-488-0970, or send a written request to James M. Zemlyak, Investor Relations, Stifel Financial Corp., One Financial Plaza, 501 North Broadway, St. Louis, Missouri 63102-2102. If you have received only one copy of the proxy materials and wish to receive a separate copy for each stockholder in the future, you may call us at the telephone number or write us at the address listed above.  Alternatively, stockholders sharing an address who now receive multiple copies of the proxy materials may request delivery of a single copy, also by calling us at the number or writing to us at the address listed above.

OTHER MATTERS

Management knows of no business to be brought before the annual meeting of stockholders other than that set forth herein.  However, if any other matters properly come before the meeting, it is the intention of the persons named in the proxy to vote such proxy in accordance with their judgment on such matters.  Even if you plan to attend the meeting in person, please execute, date and return the enclosed proxy card promptly.  Should you attend the meeting, you may revoke the proxy by voting in person.  A postage-paid, return-addressed envelope is enclosed for your convenience.  Your cooperation in giving this your prompt attention is appreciated.

MISCELLANEOUS

The Company will bear the cost of solicitation of proxies. Proxies will be solicited by mail, telephone, Internet or other electronic means.  They also may be solicited by officers and regular employees of us and our subsidiaries personally or by telephone, but such persons will not be specifically compensated for such services.  Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of stock held of record by such persons and will be reimbursed for their reasonable expenses incurred in connection therewith.

By Order of the Board of Directors,

/s/ David m. Minnick
David M. Minnick, Secretary

April 27, 2009
St. Louis, Missouri

Appendix A

RESOLUTION TO AMEND THE RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, OF STIFEL FINANCIAL CORP.

The following amendment to the Restated Certificate of Incorporation, as amended, of Stifel Financial Corp.  (the "Company"), shall be put to a vote of the stockholders of the Company at the Annual Meeting of Stockholders to be held June 3, 2009.

RESOLVED, that the fourth article of the Certificate of Incorporation of the Company shall be amended to increase the total number of shares of stock authorized for issuance from 33,000,000 to 100,000,000 and to increase the number of shares of common stock,  $0.15 par value per share, authorized for issuance from 30,000,000 to 97,000,000, by deleting the first paragraph of the fourth article in its entirety and replacing it with the following:

A.            The aggregate shares of all classes of stock which the Corporation shall have authority to issue is One Hundred Million (100,000,000) shares, consisting of Three Million (3,000,000) shares of preferred stock of the par value of One Dollar ($1.00) each (hereinafter called the "Preferred Stock") and Ninety Seven  Million (97,000,000) shares of common stock of the par value of Fifteen Cents ($0.15) each (hereinafter called the "Common Stock").

A - 1

STIFEL FINANCIAL CORP.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints Ronald J. Kruszewski and David M. Minnick (or such other person as is designated by the board of directors of Stifel Financial Corp. ("Stifel")) (the "Proxies"), or either of them (with full power to act alone), true and lawful attorney(s), with full power of substitution, for the undersigned and in the name, place and stead of the undersigned to vote as designated on the reverse side all of the shares of common stock, $0.15 par value, of Stifel entitled to be voted by the undersigned at the Annual Meeting of Stockholders to be held on June 3, 2009 and at any adjournments or postponements thereof. Should a nominee be unable to serve, this proxy may be voted for a substitute selected by the board of directors. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof.

The undersigned acknowledges receipt of the Notice of the Annual Meeting, the Proxy Statement and the 2008 Annual Report to stockholders.

Dated: ______________________________, 2009

Signature ______________________________

Signature (if held jointly) ______________________________

Please sign this proxy card exactly as your shares are registered.  When signing as attorney, executor, administrator, trustee or guardian, please give your full title.  If more than one person holds the power to vote the same, any one of them may sign this proxy card.  If the stockholder is a corporation, this proxy card must be signed by a duly authorized officer of the stockholder.

STIFEL FINANCIAL CORP.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.  If no direction is made, this proxy will be voted "FOR" all the named nominees for director and "FOR" Proposals 2 and 3.

THE BOARD OF DIRECTORS HAS PROPOSED AND RECOMMENDS A VOTE "FOR" THE FOLLOWING:

1. ELECTION OF DIRECTORS:

[ ]  FOR all nominees listed below (except as marked below)

[ ]  WITHHOLD AUTHORITY to vote for all nominees listed below

Class II Directors with term expiring in 2012:

Charles A. Dill
Richard F. Ford
Richard J. Himelfarb
James M. Zemlyak

INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST ABOVE.

2. PROPOSAL TO APPROVE THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION OF THE COMPANY thereby increasing the number of authorized common shares

[ ] For [ ] Against [ ] Abstain

3. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP as Stifel's independent registered public accounting firm

[ ] For [ ] Against [ ] Abstain

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 3, 2009

The Proxy Statement and 2008 Annual Report are available at: www.stifel.com.

Please contact the corporate secretary at 1-314-342-2000 or email us at grejtakt@stifel.com if you have any questions about accessing these materials.

[  ] PLEASE CHECK THIS BOX IF YOU PLAN TO ATTEND THE MEETING IN PERSON.